                                                                    EXHIBIT 2.01

                                                                  EXECUTION COPY


================================================================================


                                RECAPITALIZATION

                                      AND

                       STOCK PURCHASE AND SALE AGREEMENT



                                     among



                  FIREARMS TRAINING SYSTEMS INTERNATIONAL N.V.

                        FIREARMS TRAINING SYSTEMS, INC.



                                      and



                       CENTRE CAPITAL INVESTORS II, L.P.

                       CENTRE PARTNERS COINVESTMENT, L.P.

                   CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.

                   CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                  CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

                    STATE BOARD OF ADMINISTRATION OF FLORIDA

                         CENTRE PARTNERS MANAGEMENT LLC



                   _________________________________________



                            Dated as of June 5, 1996



                   _________________________________________



              RECAPITALIZATION OF FIREARMS TRAINING SYSTEMS, INC.



================================================================================

                               TABLE OF CONTENTS


SECTION                                               PAGE
-------                                               ----

 1.  Purchase and Sale of Shares; Recapitalization       2
 2.  Closing                                            17
 3.  Conditions to Closing..........................    19
    (a)  Buyers' Obligation.........................    19
    (b)  Seller's Obligation........................    20
    (c)  Frustration of Closing Conditions..........    21

 4.  Representations and Warranties of Seller.......    21
    (a)  Authority..................................    21
    (b)  No Conflicts; Consents.....................    21
    (c)  The Shares.................................    23
    (d)  Organization and Standing; Books and
         Records....................................    23
    (e)  Capital Stock of the Company and the
         Subsidiaries...............................    24
    (f)  Equity Interests...........................    25
    (g)  Financial Statements; Undisclosed
         Liabilities................................    25
    (h)  Taxes......................................    25
    (i)  Assets Other than Real Property
         Interests..................................    27
    (j)  Title to Real Property.....................    27
    (k)  Intellectual Property......................    28
    (l)  Contracts..................................    30
    (m)  Litigation.................................    33
    (n)  Benefit Plans..............................    33
    (o)  Absence of Changes or Events...............    34
    (p)  Compliance with Applicable Laws............    35
    (q)  Employee and Labor Matters.................    37
    (r)  Licenses; Permits..........................    37
    (s)  Transactions with Affiliates...............    38
    (t)  Government Contracting Matters.............    38
    (u)  Backlog....................................    40


 5.  Covenants of Seller............................    40

    (a)  Access.....................................    40
    (b)  Ordinary Conduct...........................    40
    (c)  Insurance..................................    42
    (d)  Confidentiality............................    43

    (e)  International Agency and Sales
           Representative Contract..................    43

 6.  Representations and Warranties of Buyers.......    43
    (a)  Authority..................................    43
    (b)  No Conflicts; Consents.....................    44
    (c)  Securities Act.............................    44
    (d)  Actions and Proceedings, etc...............    45
    (e)  Availability of Funds......................    45

 7.  Covenants of Buyers and Centre Management......    45

 8.  Mutual Covenants...............................    48
    (a)  Consents...................................    48
    (b)  Cooperation................................    49
    (c)  Publicity..................................    50
    (d)  Best Efforts...............................    50
    (e)  Antitrust Notification.....................    50
    (f)  Access                                         51
    (g)  Registration Rights Agreement..............    51
    (h)  Release of Lien on Certain Shares of
           Common Stock.............................    51

 9.  Further Assurances.............................    52

10.  Indemnification................................    52
    (a)  Indemnification by Seller..................    52
    (b)  Exclusive Remedy...........................    53
    (c)  Indemnification by Buyers..................    53
    (d)  Losses Net of Insurance, etc...............    54
    (e)  Termination of Indemnification.............    54
    (f)  Procedures Relating to Indemnification.....    55
    (g)  Other Claims...............................    57
    (h)  Procedures Relating to Indemnification of
         Tax Claims.................................    57
    (i)  Mitigation.................................    58

11.  Tax Matters....................................    58

12.  Assignment.....................................    59

13.  No Third-Party Beneficiaries...................    59

14.  Termination....................................    59

15.  Survival of Representations....................    60

16.  Expenses.......................................    61

17.  Attorney Fees..................................    61

18.  Amendments.....................................    61

19.  Notices........................................    61

20.  Interpretation; Exhibits and Schedules;
        Certain Definitions.........................    62

21.  Counterparts...................................    63

22.  Entire Agreement...............................    63

23.  Fees...........................................    64

24.  Severability...................................    64

25.  Governing Law..................................    64

26.  Consent to Jurisdiction and Service
        of Process..................................    64


List of Exhibits
----------------



Exhibit A  Percentage of Shares Purchased
Exhibit B  Stockholders' Agreement
Exhibit C  Registration Rights Agreement
Exhibit D  Form of Waiver and Release
Exhibit E  Escrow Agreement
Exhibit F  Form of Opinion of Counsel to the Company and Form of Opinion of
           Counsel to Seller
Exhibit G  Commitment Letters

Disclosure Schedules (as received from Seller to date without material changes
--------------------
prior to execution of definitive document)



Schedule 4(b) Subsidiaries

Schedule 4(d) Organization

Schedule 4(e) Capital Stock

Schedule 4(f) Equity Interests

Schedule 4(g) Financial Statements

Schedule 4(h) Taxes

Schedule 4(i) Assets Other than Real Property Interests

Schedule 4(j) Title to Real Property

Schedule 4(k) Intellectual Property

Schedule 4(l) Contracts

Schedule 4(m) Litigation

Schedule 4(n) Benefit Plans

Schedule 4(o) Absence of Changes or Events

Schedule 4(p) Compliance with Applicable Laws

Schedule 4(q) Employee and Labor Matters

Schedule 4(r) Licenses; Permits

Schedule 4(s) Transactions with Affiliates

Schedule 4(t) Government Contracting

Schedule 5(b) Ordinary Conduct



                              Specific Definitions
                              --------------------

              The following terms are defined in the Sections referenced below:


     Term                               Section
     ----                               -------

 1.  Acquired Shares                    Section 1(a)
 2.  Acquisition                        Section 1(a)
 3.  Additional Auditor                 Section 1(c)
 4.  Additional Expert                  Section 1(c)
 5.  Affiliate                          Section 1(c)
 6.  Agreement                          Preamble
 7.  Applicable Laws                    Section 4(p)(i)
 8.  Appraised Value                    Section 1(c)
 9.  Appraiser                          Section 1(c)
10.  Base Period                        Section 1(c)
11.  Benefit Plans                      Section 4(n)(i)
12.  Bridge Credit Agreement            Section 1(c)
13.  Borrowings                         Section 1(b)
14.  Buyer                              Preamble
15.  Buyer Indemnified Party            Section 10(a)
16.  Buyers                             Preamble

17.  Cash Election Period               Section 1(c)
18.  Cash Notice                        Section 1(c)
19.  Centre Management                  Section 1(a)
20.  CERCLA                             Section 4(p)(ii)
21.  CFO Certificate                    Section 1(c)
22.  Closing                            Section 2(a)
23.  Closing Date                       Section 2(a)
24.  Closing Place                      Section 2(a)
25.  Code                               Section 2(c)(v)
26.  Company Balance Sheet              Section 4(g)
27.  Company Financial Statements       Section 4(g)
28.  Common Stock                       Preamble
29.  Company                            Preamble
30.  Company's Appraiser                Section 1(c)
31.  Company's Current Premium          Section 7(e)
32.  Company's Auditors                 Section 1(c)
33.  Confirming Opinion                 Section 1(c)
34.  Contingent Payment                 Section 1(c)
35.  Contracts                          Section 4(l)
36.  Credit Agreement                   Section 1(c)
37.  Disposition                        Section 1(c)
38.  DOJ                                Section 8(e)
39.  EBITDA                             Section 1(c)
40.  EBITDA Test Stock Notice           Section 1(c)
41.  Environmental Laws                 Section 4(p)(ii)
42.  ERISA                              Section 4(n)(i)
43.  Escrow Agent                       Section 2(f)
44.  Escrow Agreement                   Section 3(a)(iv)
45.  Escrowed Amount                    Section 2(f)
46.  Financial Statements               Section 4(g)(i)
47.  Financing                          Section 6(e)
48.  Firm Commitments                   Section 6(e)
49.  FTC                                Section 8(e)
50.  Foreign or Domestic Governmental   Section 4(p)(ii)
     Entity
51.  GAAP                               Section 1(c)
52.  Government Contract                Section 4(t)(i)
53.  Governmental Entity                Section 3(a)(ii)
54.  Hazardous Substances               Section 4(p)(ii)
55.  HSR Act                            Section 3(a)(iii)
56.  including                          Section 20(b)(i)
57.  indemnified party                  Section 10(f)
58.  Intellectual Property              Section 4(k)
59.  Initial Period                     Section 1(c)
60.  Initial Shares                     Section 1(c)
61.  Investors                          Section 7(b)
62.  IPO                                Section 1(c)
63.  IPO Valuation                      Section 1(c)

64.  knowledge of Seller                Section 20(b)(ii)
65.  knowledge of Buyers                Section 20(b)(iii)
66.  Leased Property                    Section 4(j)
67.  Lenders                            Section 1(b
68.  Management Agreement               Section 1(a)
69.  Market Value                       Section 1(c)
70.  Material Adverse Effect            Section 4(b)
71.  Memorandum                         Section 7(b)
72.  NASDAQ                             Section 1(c)
73.  NMS                                Section 1(c)
74.  Negative Opinion                   Section 1(c)
75.  Owned Property                     Section 4(j)
76.  Parties                            Preamble
77.  Party                              Preamble
78.  Permitted Liens                    Section 4(i)
79.  person                             Section 20(b)(iv)
80.  Personnel                          Section 4(k)
81.  Pension Plans                      Section 4(n)(i)
82.  Plans                              Section 10(c)
83.  Pledge Agreement                   Section 1(c)
84.  Pre-Closing Tax Period             Section 4(h)(i)
85.  Pre-Split Stock                    Preamble
86.  Pro Forma EBITDA                   Section 1(c)
87.  Prohibition                        Section 1(c)
88.  Purchase Price                     Section 1(a)
89.  Redeemed Shares                    Preamble
90.  Redemption                         Preamble
91.  Redemption Price                   Section 1(b)
92.  Registration Rights Agreement      Section 1(c)
93.  Retained Shares                    Preamble
94.  Seller                             Preamble
95.  Seller's Appraiser                 Section 1(c)
96.  Seller Balance Sheet               Section 4(g)
97.  Seller Financial Statements        Section 4(g)
98.  Seller Shares                      Preamble
99.  Stock Election Period              Section 1(c)
100. Stock Notice                       Section 1(c)
101. Subsidiary                         Section 4(b)
102. Target Value                       Section 1(c)
103. Tax or Taxes                       Section 4(h)(i)
104. Tax Indemnified Party              Section 10(h)
105. Tax Indemnitor                     Section 10(h)
106. Third Appraiser                    Section 1(c)
107. Third Party Claim                  Section 10(f)
108. Trigger Event                      Section 1(c)
109. Trigger Event Date                 Section 1(c)
110. Transactions                       Section 1(b)
111. WARN ACT                           Section 7(a)(iii)(C)

              The following are terms which are defined by cross reference to an external source:

1.  employee pension benefit      Section 4(n)(i)
    plans
2.  employee welfare benefit      Section 4(n)(i)
    plans
3.  multiemployer plan            Section 4(n)(iv)
4.  release                       Section 4(p)(ii)

                                        RECAPITALIZATION AND STOCK PURCHASE
                              AND SALE AGREEMENT (the "Agreement") dated as of June 5, 1996 among FIREARMS TRAINING SYSTEMS INTERNATIONAL N.V., a Netherlands Antilles corporation ("Seller"), FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation (the "Company"), and CENTRE CAPITAL INVESTORS II, L.P. a Delaware limited partnership, CENTRE PARTNERS COINVESTMENT, L.P., a Delaware limited partnership, CENTRE PARALLEL MANAGEMENT PARTNERS, L.P., a Delaware limited partnership, CENTRE CAPITAL OFFSHORE INVESTORS II, L.P., a Bermuda limited partnership, CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P., a Delaware limited partnership, and STATE BOARD OF ADMINISTRATION OF FLORIDA, a body corporate organized under the constitution of the State of Florida (each a "Buyer" and collectively limited as described below, the "Buyers"), and CENTRE PARTNERS MANAGEMENT LLC.


          WHEREAS, Seller owns all the 300 issued and outstanding shares of Common Stock, par value $1 per share, of the Company (the "Pre-Split Stock"), and prior to the Closing Date each share of Pre-Split Stock shall be changed into 10,000 shares of Common Stock, par value $.001 per share (the "Common Stock", and the resulting 3,000,000 shares of Common Stock to be held by the Seller prior to the Closing Date being referred to herein as the "Seller Shares");

          WHEREAS, the Company desires to issue and sell to each Buyer as described below, and each Buyer desires to purchase from the Company, newly issued shares of Common Stock on the terms and subject to the conditions set forth herein;

          WHEREAS, the obligations of each Buyer represent the several and not joint obligations of such Buyer to be apportioned severally in accordance with the percentages set forth in Exhibit A hereto and all references to "Buyers" shall be construed accordingly;

          WHEREAS, in connection with such sale of Common Stock to Buyers, the Company shall be recapitalized by virtue of extensions of credit to the Company and certain related transactions as more fully set forth herein;

          WHEREAS, the proceeds from such extensions of credit and such sale of Common Stock to Buyers shall be utilized to redeem (the "Redemption") 2,821,206 shares (the "Redeemed Shares") of the 3,000,000 Seller Shares currently held by Seller, as a result of which the Seller shall continue to hold 178,794 shares (the "Retained Shares");

          NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, each of Seller, Buyers and the Company (collectively, the "Parties" and, sometimes individually, a "Party"), intending to be legally bound, hereby agrees as follows:

          1.  Purchase and Sale of Shares; Recapitalization. (a) On the terms
              ----------------------------------------------
and subject to the conditions set forth herein, at the Closing (as defined in Section 2 hereof), the Company shall issue, sell and deliver to each Buyer, and each Buyer shall purchase and accept from the Company in accordance with Exhibit A, an aggregate of 672,605 shares of Common Stock (the "Acquired Shares") (it being understood that Centre Partners Management LLC ("Centre Management"), pursuant to certain management agreements between Centre Management and the Buyers (the "Management Agreement") may reallocate the Commitment Amounts set forth on Exhibit A among the Buyers or other funds for which it acts as manager prior to the Closing Date), free and clear of all preemptive rights, liens, claims and encumbrances (the "Acquisition"). In consideration for the Acquired Shares, Buyers shall pay the Company in cash an aggregate purchase price of $36,000,000 (the "Purchase Price").

          (b) On the terms and subject to the conditions set forth herein, at the Closing, the Company shall borrow (the "Borrowings"), and Buyers shall cause certain providers of financing (the "Lenders") to collectively lend to the Company, $115,000,000; the Company shall effect the Redemption; and Buyers shall pledge the Acquired Shares, and Seller shall pledge the Retained Shares, to the Lenders. The aggregate redemption price (the "Redemption Price") to be paid for the Redeemed Shares at the Closing shall be equal to $151,000,000. The Redemption Price will be increased by any of the contingent payment payable pursuant to Section 1(c) of this Agreement. The Acquisition, the Borrowings, the Redemption, the Contingent Payment and the other transactions contemplated hereby are collectively referred to herein as the "Transactions".

          (c) The Redemption Price shall be increased by the amount of the Contingent Payment (as hereinafter defined) at the times, under the circumstances and subject to the conditions set forth below, and Seller shall have certain other rights, all as set forth below.

              (A)  Definitions.  As used in this Section 1(c), the following
                   ------------
terms shall have the following respective meanings:

         "Affiliate" of any person means any person controlling, controlled by,
          ---------
    or under common control with such first person.

         "Appraised Value" of any share of Common Stock on any date means the
          ---------------
    fully distributed trading value (based on a "public company valuation") of the entire Common Stock equity interest in the Company taken as a whole on such date, divided by the number of the outstanding shares of Common Stock and options and warrants to purchase shares of Common Stock on the preceding date (based on the treasury method in accordance with GAAP), without premiums for control or discounts for minority interest or restrictions on transfer, determined by an Appraiser designated by Seller and an Appraiser designated by the Company, and if such two Appraisers cannot agree on the Appraised Value, then the Company and Seller shall retain a third Appraiser mutually agreeable to the Company and Seller, which third Appraiser shall, upon the basis of an independent analysis, determine the Appraised Value by selecting either the valuation determined by Seller's Appraiser or the valuation determined by the Company's Appraiser. Seller and the Company shall use reasonable efforts to designate their respective Appraisers and the third Appraiser, and to cause such Appraisers to complete their work, as quickly as is reasonably practicable.

              "Appraiser" means an independent nationally recognized investment
               ---------
    banking firm.

          "Base Period" means the period commencing on April 1, 1996 and
           -----------
    ending March 31, 1999.

          "Bridge Credit Agreement" means the credit agreement to be entered
           -----------------------
    into between the Company and NationsBridge, LLC, the preferred stock agreement, warrant agreement and/or other agreements or instruments to be entered into in connection with the bridge financing contemplated hereby and any successor agreement or instrument, including any agreement or instrument entered into in connection with the issuance of securities as contemplated by the commitment letter and related term sheet of NationsBank, N.A. (South) set forth in Exhibit G hereto.

          "Credit Agreement" means the Credit Agreement to be entered into among
           ----------------
    the Company, NationsBank, N.A. (South), as Agent, and the Lenders identified therein, as such Credit Agreement may be amended or succeeded by a successor credit agreement; provided that for purposes of this definition, the Seller
                      --------
    consents to such amendment thereto or such successor credit agreement (unless the provisions relating to or creating any Prohibition are unchanged by such amendment or succession).

          "Contingent Payment" means $20,000,000.
           ------------------

          "EBITDA" means, with respect to any period, the Company's consolidated
           ------
    earnings before interest, income taxes, depreciation and amortization (including income recognized from investments accounted for under the equity method of accounting), as determined in accordance with GAAP as applied by the Company in preparing the March 31, 1996 Company Financial Statements (as defined in Section 4(g) hereof), minus extraordinary gains and plus extraordinary losses, in each case to the extent included in earnings; provided, however, that there shall be excluded from EBITDA all amounts
    --------  -------
    associated with any business acquired or investment made after the Closing Date, except to the extent that the acquisition of such business or the making of such investment was financed by internally generated cash and/or debt financing the ability to effect which was created by internally generated cash. To the extent that, after the Closing Date, the Company acquires a business other than by means of internally generated cash and/or debt financing the ability to effect which was created by internally generated cash, the Company shall prepare and deliver to Seller as promptly as practicable a report as to the appropriate methodology for measuring EBITDA after giving effect to such acquisition ("Pro Forma EBITDA") for purposes of the cash flow test contained in Section 1(c)(C) hereof, which report shall describe the matters covered therein in reasonable detail. The report will take into consideration, among other things, all material aspects of the acquisition and will exclude from Pro Forma EBITDA (a) the stand alone projections of the acquisition, (b) restructuring expenses and reserves associated with the assimilation of the acquisition and (c) transaction expenses. Pro Forma EBITDA will include all synergies and combination benefits realized from the acquisition. If Seller notifies the Company in writing that it does not agree with such report and identifies with reasonable specificity the items in such report that it wishes to dispute within 30 business days after the delivery of such report, Seller and the Company shall promptly select an independent nationally recognized investment banking firm (the "Additional Expert") to conduct such additional review as is necessary to resolve the dispute identified in such notice. The determination of the Additional Expert shall be completed as promptly as practicable following such selection, shall be confirmed in writing to, and shall be final and binding on, the Company and Seller for purposes hereof. All expenses of any Additional Expert shall be paid by the Company.

          "GAAP" means generally accepted accounting principles.
           ----

          "Initial Shares" means the 178,794 Retained Shares and the 672,605
           --------------
    Acquired Shares, and, if issued, the 93,417 additional shares of Common Stock issued upon conversion of the Company's Junior Preferred Stock and any additional shares of Common Stock or rights or other securities distributed or otherwise issued with respect to the Initial Shares or such Junior Preferred Stock (other than rights to cash dividends with respect to such Junior Preferred Stock), in each case whether or not owned by the Seller or the Buyers, as the case may be, on any relevant date.

          "IPO" means a public offering pursuant to an effective registration
           ---
    statement under the Securities

    Act of 1933 covering the offer and sale of Common Stock to the public and underwritten by an investment banking firm of nationally recognized standing.

          "IPO Valuation" means the implied valuation of the Company based on
           -------------
    the price per share to the public of Common Stock that could then be obtained in an IPO.

          "Market Value" of any share of Common Stock as of any date shall mean
           ------------
    (w) if shares of Common Stock are traded on a national securities exchange,
     -
    the average of the reported closing prices for the ten preceding trading dates on the exchange where such shares are primarily traded, (x) if such
                                                                   -
    shares are traded in the National Association of Securities Dealer Automated Quotation System ("NASDAQ"), National Market System ("NMS") the average of the reported closing prices as quoted for the ten preceding trading dates by the NASDAQ NMS, (y) if such shares are traded on the over-the-counter market, the average of the reported closing bid and asked quotations as quoted for the ten preceding trading dates by the NASDAQ or (z) if an IPO
                                                                 -
    has not yet occurred, the Appraised Value of such share as of such date.

          "Pledge Agreement" means the Pledge Agreement in the form attached as
           ----------------
    an exhibit to the Credit Agreement or a successor pledge agreement.

          "Prohibition" shall mean a covenant or other restriction contained in
           -----------
    the Credit Agreement or the Bridge Credit Agreement or any provision of applicable law that would prohibit the Company from making the Contingent Payment in full in cash pursuant to the provisions hereof.

          "Target Value" means an aggregate implied value for the Initial Shares
           ------------
    (other than the 93,417 additional shares of Common Stock issued upon conversion of the Company's Junior Preferred Stock) of at least $190,000,000; provided, however, that from and after the conversion
                  --------  -------
    (if any) of the Company's Junior Preferred Stock into 93,417 additional shares of Common Stock, "Target Value" means an aggregate implied value for the Initial Shares of at least $200,000,000.

          "Trigger Event" means:
           -------------

  (i) the consummation of an IPO at a price to the public that implies the Target Value for the Initial Shares;

 (ii) if an IPO has occurred, the average of the reported closing prices on the national securities exchange on which the shares of Common Stock are then listed, or the average of the reported closing prices on the NASDAQ NMS if the shares are then so quoted, or the average of the reported closing bid and asked quotations on the over-the-counter market as quoted by NASDAQ if the shares are then so quoted, of the shares of Common Stock, for any 15 consecutive trading days implying the Target Value for the Initial Shares; or

(iii) the consummation of (1) a noncommercial private sale of 25% or more of the outstanding shares of Common Stock to an unaffiliated third party,
       (2) a noncommercial private issuance by the Company of newly-issued shares of Common Stock in an amount equal to 25% or more on a pro forma basis of the outstanding shares of Common Stock, (3) a noncommercial transfer to an unaffiliated third party of a controlling equity interest or a controlling beneficial interest in an entity that owns 25% or more of the outstanding shares of Common Stock, (4) a borrowing against or other monetization of 25% or more of the outstanding shares of Common Stock (other than pursuant to the Credit Agreement), (5) a merger, sale of all or substantially all assets or other business combination transaction involving the Company (other than an internal reorganization) or the liquidation of the Company, (6) a substantial recapitalization of the Company or (7) any other direct or indirect transfer (other than an internal reorganization) of 25% or more of the outstanding shares of Common Stock or any interest therein that, in any such case referred to in clauses (1) through (7) above, implies the Target Value for the Initial Shares.

          "Trigger Event Date" means the date on which a Trigger Event occurs.
           ------------------

          (B)  Valuation Test.  (i)  If at any time during the period commencing
               ---------------
on the first anniversary of the Closing Date and ending on the last day of the Base Period a Trigger Event has not yet occurred, Seller shall have the right to deliver to the Company an opinion of an Appraiser selected by Seller ("Seller's Appraiser") to the effect that the IPO Valuation would result in at least the Target Value being implied for the Initial Shares (and specifying the expected valuation). Such opinion may be in such form, and subject to such qualifications, as may be consistent with the customary practice of Seller's Appraiser.

          (ii) The Company shall have the right to deliver to Seller, prior to the expiration of a 15 calendar day period beginning on the date the opinion of Seller's Appraiser is delivered to the Company (the "Initial Period"), an opinion of an Appraiser selected by the Company (the "Company's Appraiser") to the effect that the IPO Valuation would not result in at least the Target Value being implied for the Initial Shares (and specifying the expected valuation) (a "Negative Opinion"). If the Company fails to deliver such a Negative Opinion to Seller prior to the expiration of the Initial Period or if the Company delivers an opinion of the Company's Appraiser to the effect that the IPO Valuation would result in at least the Target Value being implied for the Initial Shares (a "Confirming Opinion"), then the provisions set forth in subparagraph (iii) below shall be applicable. If the Company delivers a Negative Opinion to Seller prior to the expiration of the Initial Period, then the Company and Seller shall retain, as promptly as is reasonably practicable, a third Appraiser mutually agreeable to the Company and Seller (the "Third Appraiser"). The Third Appraiser shall perform, as promptly as is reasonably practicable, an independent analysis of whether the IPO Valuation would result in at least the Target Value being implied for the Initial Shares and, upon the conclusion thereof, shall select either the valuation determined by Seller's Appraiser or the valuation determined by the Company's Appraiser and shall notify Seller and the Company of its selection. If the Third Appraiser selects the valuation determined by the Company's Appraiser, the process described in this paragraph
(B) shall terminate.

          (iii) If (1) the Company fails to deliver a Negative Opinion prior to the expiration of the Initial Period, (2) the Company delivers a Confirming Opinion, or (3) the Company delivers a Negative Opinion and the Third Appraiser selects the valuation determined by Seller's Appraiser, then the Company shall have an option exercisable during the seven calendar day period (the "Cash Election Period") commencing on, as applicable, (i) the date immediately succeeding the last day of the Initial Period, (ii) the date of delivery to Seller of the Confirming Opinion or (iii) the date of notification by the Third Appraiser that it has selected the valuation determined by Seller's Appraiser to elect to make the Contingent Payment to Seller in cash by delivering notice of such election to Seller (a "Cash Notice").

          (iv) If the Company delivers a Cash Notice to Seller prior to the expiration of the Cash Election Period, then Seller shall have the right, exercisable at any time during a five business day period (the "Stock Election Period") commencing on the date of delivery to Seller of the Cash Notice, to deliver a notice to the Company that it elects to receive all or a portion of the Contingent Payment in the form of shares of Common Stock (a "Stock Notice"). If Seller delivers a Stock Notice within the Stock Election Period, then the Company shall issue to Seller shares of Common Stock in an amount equal to $20,000,000, minus the amount of the Contingent Payment not requested to be paid in shares of Common Stock by Seller, with the number of shares to be issued to be determined based on the Appraised Value thereof, and shall make the amount of the Contingent Payment not required to be paid in shares of Common Stock in cash by wire transfer of immediately available funds, in each case within 45 days after receipt by the Company of the Stock Notice. If Seller fails to deliver a Stock Notice to the Company within the Stock Election Period, or if Seller notifies the Company in writing within the Stock Election Period that it will not deliver a Stock Notice, then the Company shall make the Contingent Payment in cash by wire transfer of immediately available funds to Seller no later than the 45th day immediately succeeding the earlier of the last day of the Stock Election Period or the date Seller notifies the Company in writing that it will not deliver a Stock Notice.

          (v) If the Company fails to deliver a Cash Notice to Seller within the Cash Election Period, or if the Company notifies Seller within the Cash Election Period that it will not deliver a Cash Notice, then Seller shall have the right, for a period of 30 days following the earlier of the last day of the Cash Election Period or the date the Company notifies Seller that it will not deliver a Cash Notice, to exercise the demand registration rights provided for in Section 2 of the Registration Rights Agreement dated as of the Closing Date among the Company, the Seller, Jody Scheckter, Clare Fawkes and the Institutional Holders (as defined therein) (the "Registration Rights Agreement").

          (vi) If Seller exercises its registration rights pursuant to subparagraph (v) and consummates an IPO pursuant to which the aggregate price to the public is at least $30 million and that implies at least the Target Value for the Initial Shares, then the Company shall make the Contingent Payment in cash to Seller within 45 days after consummation of the IPO; provided, however,
                                                             --------  -------
that if the Company reasonably anticipates being subject to a Prohibition on the payment date the Company may, to the extent the Company is thereby prohibited from paying the Contingent Payment in cash, or if Seller so requests at any time prior to the effectiveness of the registration statement for the IPO, the Company shall, issue to Seller in sufficient time to permit the sale thereof (if Seller so elects) in the IPO, shares of Common Stock in an amount equal to $20,000,000, minus the amount of the Contingent Payment the Company is not Prohibited from paying in cash or minus the amount of the Contingent Payment not requested to be paid in shares of Common Stock by Seller, as the case may be, with the number of shares to be issued to be determined based on the price to the public in the IPO.

          (vii) The Company shall have the right to withdraw the offering described above if the price to the public would imply a value for the Initial Shares of less than $150 million. If the offering is so withdrawn, Seller shall have one additional right to initiate the process described in this paragraph
(B) by delivering an opinion of an Appraiser pursuant to subparagraph (i) above; provided that such opinion is not delivered earlier than 180 days after the date
--------
of such withdrawal.

          (viii) If the IPO resulting from Seller's exercise of its registration rights pursuant to subparagraph (v) above is consummated but the Contingent Payment is not earned because the price to the public does not imply the Target Value for the Initial Shares, the Seller shall continue to be eligible to receive the Contingent Payment pursuant to paragraphs (C) or (D) below.

          (C)  Cash Flow Test.  (i)  If the cumulative EBITDA of the Company and
               ---------------
its consolidated subsidiaries for any period commencing on April 1, 1996, and ending on a date on or prior to March 31, 1999, is equal to or greater than $129,250,000, and the Company has not previously made the Contingent Payment in cash or stock to Seller in accordance with the provisions hereof, then the Company shall pay to Seller the Contingent Payment in immediately available funds within 90 days after the end of such period; provided, however, that if on
                                                   --------  -------
such payment date the Company is subject to a Prohibition, the Company may, to the extent the Company is thereby prohibited from paying the Contingent Payment in cash, make that portion of the Contingent Payment that it is prohibited from paying in cash in the form of shares of Common Stock (valued for this purpose at the Market Value thereof on the payment date); provided further, however, that
                                               -------- -------  -------
Seller shall have the right to elect to receive all or a portion of the Contingent Payment in the form of shares of Common Stock rather than cash pursuant to subparagraph (ii) below.

          (ii) Seller shall have the right, exercisable at any time during a 10 business day period commencing on the date of receipt by Seller of a CFO's Certificate (as defined in subparagraph (v)) showing that the Contingent Payment is payable, to deliver a notice to the Company that it elects to receive all or a portion of the Contingent Payment in the form of shares of Common Stock (an "EBITDA Test Stock Notice"). If Seller delivers an EBITDA Test Stock Notice within such 10 business day period, then the Company shall issue shares of Common Stock to Seller in an amount equal to $20,000,000, minus the amount of the Contingent Payment not requested to be paid in shares of Common Stock by Seller, with the number of shares to be issued to be determined based on the Market Value, and shall make the amount of the Contingent Payment not requested to be paid in shares of Common Stock in cash (subject to the provisions of subparagraph (i)), in each case within 45 days after determination of the Market Value. If Seller fails to deliver an EBITDA Test Stock Notice within such 10 business day period or if Seller notifies the Company within such 10 business day period that it will not deliver an EBITDA Test Stock Notice, then the Company shall make the Contingent Payment in cash to Seller pursuant to subparagraph (i) above.

          (iii) If the Company pays all or any portion of the Contingent Payment in the form of shares of Common

Stock pursuant to subparagraph (i) above as a result of a Prohibition, then Seller shall have the right, for a period of 30 days following the issuance of such shares to Seller, to initiate the exercise of the demand registration rights provided for in Section 2 of the Registration Rights Agreement.

          (iv) If Seller exercises its registration rights pursuant to subparagraph (iii), the Company shall have the right to withdraw the resulting offering if the price to the public would imply a value for the Initial Shares of less than $150 million. If the offering is so withdrawn, Seller shall have one additional right to accelerate the exercisability of its registration rights pursuant to subparagraph (iii) above; provided that such exercise is not
                                      --------
requested earlier than 180 days after the date of such withdrawal.

          (v) During the Base Period, the Company shall maintain its accounting books and records for purpose of tracking EBITDA for purposes of this provision in accordance with GAAP applied in a manner consistent with the Company's pre-Closing Date practices. Without limiting the generality of the foregoing, Seller and the Company agree that, without Seller's consent for purposes hereof, no changes shall be made in any reserve or other account, and no special charges shall be taken, except as a result of specific events or developments occurring after the Closing Date, and in such event, only in a manner consistent with GAAP and past practices. The Company shall deliver to Seller within 90 days after the end of each fiscal year the Company's audited consolidated financial statements, together with a written audit report certified by the Company's independent certified public accountants (the "Company's Auditors"), which audit report shall also set forth the cumulative EBITDA from April 1, 1996 to the end of the fiscal year then ended and the calculations used in the deriving of the foregoing. The Company shall deliver to Seller together with the audited financial statements a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with GAAP applied on a basis consistent with the March 31, 1996 Company Financial Statements and setting forth the cumulative EBITDA amount from April 1, 1996 to the end of the fiscal year then ended (the "CFO's Certificate"). In addition, the Company shall use its reasonable best efforts to cause the Company's Auditors to deliver to Seller the work papers used in preparation of the information set forth above in sufficient detail to enable Seller to verify the information set forth above subject to Seller's execution of customary access letters required by the Company's Auditors.

          The Company shall use its reasonable best efforts to cause the Company's Auditors to make all of its work papers and other relevant documents in connection with such audit and calculations available to Seller and any independent accounting firm chosen by Seller, and shall make the persons in charge of the auditor available for reasonable inquiry by Seller and such accounting firm, subject to execution of customary access letters required by the Company's Auditors. If Seller notifies the Company in writing that it does not agree to any item set forth in such audit report, and identifies with reasonable specificity the items in such report that it wishes to dispute, within 30 business days after the delivery of such audit report, Seller and the Company shall promptly select an additional nationally recognized independent public accounting firm (the "Additional Auditor") to conduct such additional review as is necessary to resolve the disputed items identified in such notice. The determination of such Additional Auditor, which shall be completed as promptly as practicable following such selection, shall be confirmed in writing to, and shall be final and binding on, the Company and Seller for purposes hereof.

          (D)  Trigger Event.  (i)  If at any time during the Base Period a
               --------------
Trigger Event occurs, then the Company shall make the Contingent Payment in cash to Seller within 45 days after the Trigger Event Date; provided, however, that
                                                       --------  -------
if the Company is subject to a Prohibition on the Trigger Event Date, the Company may, to the extent the Company is thereby prohibited from paying the Contingent Payment in cash, make that portion of the Contingent Payment that it is prohibited from paying in cash in the form of shares of Common Stock (valued for this purpose at the Market Value on the date of issuance).

          (ii) If the Company pays all or any portion of the Contingent Payment in the form of shares of Common Stock pursuant to subparagraph (i) above as a result of a Prohibition, then Seller shall have the right, for a period of 30 days following the issuance of such shares to Seller, to initiate exercise of the demand registration rights provided for in Section 2 of the Registration Rights Agreement.

          (iii) If Seller exercises its registration rights pursuant to subparagraph (ii), the Company shall have the right to withdraw the resulting offering if the price to the public would imply a value for the Initial Shares of less than $150 million. If the offering is so withdrawn, Seller shall have one additional right to accelerate the exercisability of its registration rights pursuant to subparagraph (ii); provided that such exercise is not requested
                               --------
earlier than 180 days after the date of such withdrawal.

          (E)  Prohibition Condition.  (i) Notwithstanding anything to the
               ----------------------
contrary in this Section 1(c), the Company shall not have the right to make all or any portion of a Contingent Payment required to be made hereunder in the form of shares of Common Stock as a result of a Prohibition unless the Company shall have used its reasonable best efforts, in light of the then existing circumstances, to remove the applicable Prohibition.

          (ii) The Company shall use its reasonable best efforts to ensure that any debt securities issued in connection with the contemplated refinancing of the Company's bank indebtedness will not contain a Prohibition. If, notwithstanding the foregoing, such securities include a Prohibition, the Company shall use its reasonable best efforts not to utilize any available basket or exception contained in such Prohibition for any purpose other than the making of the Contingent Payment.

          (F)  Assignment.  Seller may assign, distribute or transfer its rights
               -----------
under this Section 1(c) in whole or in part and Seller's rights under this
Section 1(c) shall not be contingent upon Seller's continued ownership of any or all of the Retained Shares; provided, however, that in the case of multiple
                            --------  -------
contemporaneous assignees, distributees or transferees, one agent shall be designated by such assignees, distributees or transferees who shall be authorized to act on behalf of all such persons and that the act of assignees, distributees or transferees (or the agent on their behalf) representing a majority of Seller's interests hereunder shall be deemed to be the act of the "Seller" hereunder and; provided, further, however, that any assignee,
                        --------  -------  -------
distributee or transferee shall take its interests subject to the Pledge Agreement and the Stockholders' Agreement. Seller's rights under this Section 1(c) constitute part of the Redemption Price.

          (G)  Shares.  Any shares of Common Stock issued by the Company to
               -------
Seller pursuant to this Section 1(c) shall be duly authorized, validly issued, fully paid and nonassessable and shall be issued and delivered to Seller free and clear of all preemptive rights, liens, claims and encumbrances (other than the lien of the Pledge Agreement).

          (H)  Access; Expenses.  The Company shall cooperate with Seller, any
               -----------------
Appraiser appointed by Seller, any Appraiser appointed by the Company and any Third Appraiser so as to enable the Appraisers to deliver their respective opinions required under any provision of this Section 1(c), including by giving Seller and the Appraisers reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records (including management's budgets and forecasts) of the Company and each Subsidiary, subject to reasonable and customary confidentiality arrangements. The Company shall reimburse the reasonable out-of-pocket costs of the Seller's Appraiser upon demand in connection with the procedures described in paragraph
(B). The Company shall pay the fees, if any, and expenses of the Company's Appraiser and the Third Appraiser in connection with the procedures described in paragraph (B). The Company shall pay the fees, if any, and expenses of each Appraiser in connection with the procedures described in paragraphs (C) and (D). The Company shall pay the fees and expenses of the Company's Auditors and the Additional Auditor in connection with paragraph (D) hereof. In addition, the Company will agree to indemnify the Appraisers in accordance with customary indemnification agreements.

          (I)  Dispositions.  During the Base Period, the Company shall not
               -------------
enter into any transaction that would constitute a Disposition (as defined below) but that would not constitute a Trigger Event unless the Company, if it is the surviving corporation of such Disposition, the person formed by such consolidation or into which the Company is merged or the person that acquires all or substantially all of the properties and assets of the Company, shall expressly assume the obligations of the Company under this Section 1(c), which obligations shall be equitably adjusted, if necessary, to preserve the benefits intended to be conveyed to Seller under this Section 1(c) such that, as determined by resolution of the Company's Board of Directors prior to the consummation of such Disposition, the consummation of the Disposition shall not adversely affect the interests of the Seller hereunder. As used herein,

"Disposition" means (i) a merger, consolidation or other business combination
 -----------
involving the Company as a result of which no shares of Common Stock remain outstanding, (ii) a sale, transfer or other disposition, in one or a series of transactions, of all or substantially all the assets of the Company, (iii) a reclassification of Common Stock as any other capital stock of the Company or any other person or (iv) a liquidation of the Company. Notwithstanding anything to the contrary in this Section 1(c), the provisions contained in this Section 1(c) shall terminate upon any foreclosure of the Retained Shares pursuant to the provisions of the Pledge Agreement.

          (J)  Transactions with Affiliates.  During the Base Period, except as
               -----------------------------
expressly contemplated herein or in any agreement executed in connection herewith, neither the Company nor any Subsidiary shall enter into any contract or other arrangement with, issue any security to, or make any investment in, any Affiliate of the Company, unless:

          (i) the terms of such contract, arrangement, security or investment are (A) set forth in writing and (B) at least as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person or, if such standard would not be relevant, are otherwise fair to the Company or such Subsidiary; and

          (ii) to the extent that such contract, arrangement, security or investment is known by the Board of Directors of the Company or such Subsidiary to involve an Affiliate of the Company, then:

          (A) with respect to a transaction or series of related transactions involving aggregate pay ments or other consideration in excess of $50,000, such transaction or series of related transactions has been determined to satisfy the requirements of clause (i)(B) above by a majority of those members of the Board of Directors of the Company or such Subsidiary having no personal stake in such transaction or series of transactions; and

          (B) with respect to a transaction or series of related transactions involving aggregate payments or other consideration in excess of

    $1,000,000, such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Company or such Subsidiary.

          Notwithstanding the foregoing, the issuance by the Company of its Junior Preferred Stock and the payment of fees and expenses in connection therewith in accordance with the terms set forth in the term sheet set forth in Exhibit G hereto and the execution, delivery and/or issuance of employment contracts and employee stock options in the ordinary course of business shall be deemed to satisfy the requirements of this Section 1(c)(J). Notwithstanding anything to the contrary herein, the foregoing requirements of this paragraph
(J) shall not apply to any sale of the Company, by merger or otherwise, in connection with a foreclosure pursuant to the Pledge Agreement, so long as such sale has been determined, by a nationally recognized investment banking firm, to be fair, from a financial point of view, to the Company's stockholders.

          2.  Closing.  (a)  The closing of the Transactions (the "Closing")
              --------
shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York, or such other place as the Parties may mutually agree (the "Closing Place") on the day (the "Closing Date") which is the first business day following the satisfaction or waiver by the affected Party of each condition to the obligations of the Parties to this Agreement.

          (b) At the Closing, the following actions shall take place in the order indicated:

          (i) Buyers shall pay the Purchase Price to the Company by wire transfer of immediately available funds and the Company shall issue the Acquired Shares to the Buyers;

         (ii) the Company shall, along with Seller and Buyers, enter into a Stockholders' Agreement in the form attached hereto as Exhibit B and the Registration Rights Agreement attached hereto as Exhibit C;

        (iii) Seller shall obtain and deliver the resignation of all directors of the Company then serving in office;

         (iv) the Board of Directors of the Company shall be reconstituted in accordance with the provisions of the Stockholders' Agreement and shall cause the Company to consummate the Borrowings on such terms and conditions as the Buyers shall determine in their sole discretion; and

          (v) the Company shall redeem the Redeemed Shares as provided in
Section 3 below and shall pay to Seller the Redemption Price by wire transfer of immediately available funds.

          (c) At the Closing, Seller shall deliver to Buyers or Seller shall cause the Company to deliver to Buyers, as applicable:

          (i) one copy of the resolutions adopted by the Board of Directors of Seller, authorizing the Transactions certified by appropriate authorized officers of the Seller;

         (ii) one copy of the resolutions adopted by the Board of Directors of the Company authorizing the Transactions, certified by appropriate authorized officers of the Company;

        (iii) evidence of the action taken by the Seller as the sole holder of Common Stock authorizing the Transactions, certified by appropriate authorized officers of the Company;

         (iv) the duly executed stock certificates representing the Acquired Shares registered in the name of the Buyers; and

          (v) certification to the effect that the Company is not a "U.S. real property holding corporation" as defined in Section 897 of the Internal Revenue Code of 1986, as amended (the "Code").

          (d) At the Closing, Buyers shall deliver or cause to be delivered to Seller:

          (i) one copy of the resolutions adopted by the general partners, or general manager, as the case may be, of Buyers authorizing the Transactions certified by appropriate authorized officers of Buyers; and

         (ii) a waiver and release, in substantially the form of Exhibit D, from the Lenders pursuant to which the Lenders shall agree that Seller and its officers, directors and stockholders shall have no liability to the Lenders to the extent that the Transactions, or any portion thereof, are alleged or deemed to constitute a fraudulent conveyance or transfer; provided, however, that the
                                                   --------  -------
Board of Directors and the Lenders shall have received an appropriate opinion in customary form from a firm with recognized expertise in valuation to be selected and obtained by Buyers on the basis of which the Board of Directors may conclude that the Redemption Price does not exceed the available surplus of the Company and to the effect that the Company is solvent after giving effect to the Transactions.

          (e) At the Closing, Seller shall deliver to the Company the certificates representing the Redeemed Shares, duly endorsed in blank or accompanied by stock transfer powers in proper form for transfer and duly endorsed in blank and the certificates representing the Redeemed Shares shall immediately be cancelled by the Company.

          (f) At the Closing, Buyers shall deliver to Bankers Trust Company, a New York corporation, as Escrow Agent (the "Escrow Agent") by wire transfer of immediately available funds to the account specified in the Escrow Agreement (as defined in Section 3(a)(iv)) an amount equal to $15,000,000 of the amount to be paid to the Seller in the Redemption (the "Escrowed Amount").

          3.  Conditions to Closing.  (a)  Buyers' Obligation.  The obligation
              ----------------------       -------------------
of Buyers to consummate the Transactions is subject to the satisfaction (or waiver by Buyers) as of the Closing of the following conditions:

          (i) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects on and as of such time, except for representations and warranties that are expressly made as of a specific date (in which case such representations and warranties shall be true and correct on and as of such specific date). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyers a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

         (ii) No temporary restraining order, preliminary or permanent injunction or other order entered, promulgated or issued by any U.S. or U.K. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") preventing the consummation of the Transactions shall be in effect.

        (iii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), shall have expired or been terminated.

         (iv) An escrow agreement substantially in the form of Exhibit E (the "Escrow Agreement") shall have been duly executed and delivered by each of the Escrow Agent, Buyers and Seller.

          (v) Seller shall cause to be delivered to Buyers opinions of counsel to the Company and Seller to the effect set forth in Exhibit F in form reasonably acceptable to Buyers, on which the Lenders may rely, and to deliver to the Lenders such further customary opinions of counsel as they shall require in connection with the Borrowings.

         (vi) Buyers shall have received a letter from Arthur Andersen & Co. dated the Closing Date and addressed to the Buyers to the effect that the Transactions will qualify for leveraged recapitalization accounting treatment and will not be accounted for as a purchase.

        (vii) The conditions set forth in each of the commitment letters (including each annex or exhibit thereto) attached hereto as Exhibit G shall have been satisfied.

          (b)  Seller's Obligation.  The obligation of Seller to consummate the
               --------------------
Transactions is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (i) The representations and warranties of Buyers made in this Agreement shall be true and correct in all material respects on and as of the time of the Closing as though made as of such time except for representations and warranties that are expressly made as of a specific date (in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date). Buyers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyers by the time of the Closing. Buyers shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyers confirming the foregoing.

         (ii) No temporary restraining order, preliminary or permanent injunction or other order entered, promulgated or issued by any Governmental Entity preventing the consummation of the Transactions shall be in effect.

        (iii) The waiting period under the HSR Act shall have expired or been terminated.

          (c)  Frustration of Closing Conditions.  Neither Buyers nor Seller may
               ----------------------------------
rely on the failure of any condition set forth in Section 3(a) or 3(b), respectively, or in Section 2, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8(d).

           4.  Representations and Warranties of Seller. Seller hereby
               -----------------------------------------
represents and warrants to Buyers as follows:

          (a)  Authority.  Each of the Seller and the Company is a corporation
               ----------
duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Seller and the Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller or the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes a legal, valid and binding obligation of Seller and the

Company, enforceable against Seller and the Company in accordance with its terms.

          (b)  No Conflicts; Consent.  Except as set forth on Schedule 4(b)(i),
               ----------------------
the execution and delivery of this Agreement by each of Seller and the Company do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance of security interest of any kind upon any of the properties or assets of Seller or the Company or any Subsidiary under, any provision of (i) the Certificate of Incorporation or By-laws, or the comparable governing instruments, of Seller, the Company or any Subsidiary, (ii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to Seller, the Company or any Subsidiary or their respective properties or assets, other than such as in the aggregate, would not have a material adverse effect on the business, financial condition, material existing agreements and relationships or results of operations of the Company and the Subsidiaries, taken as a whole (a "Material Adverse Effect") or (iii) any agreement or any obligation that provides for aggregate further payments to the Company and its subsidiaries of $500,000 or more as listed in Schedule 4(l) and the Company's lease as listed in Schedule 4(j) to which Seller, the Company or any Subsidiary is a party or by which any of their respective assets are bound. Except as set forth on Schedule 4(b)(i), no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Foreign or Domestic Governmental Entity, as defined in Section 4(p), is required to be obtained or made by or with respect to Seller, the Company or any Subsidiary in connection with either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, and
(ii) those that may be required solely by reason of Buyers' participation in the transactions contemplated hereby; provided, however, that, except as provided in the second to last sentence in this paragraph, no representation is made as to the requirement to obtain any material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Foreign or Domestic Governmental Entity by or with respect to Seller, the Company or any Subsidiary in connection with the Contracts listed on the Schedules hereto or any other contract entered into in the ordinary course of business. Buyers acknowledge that, except as otherwise represented hereby, certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed on the Schedules hereto and that such consents and waivers have not been obtained. To the best of Seller's knowledge, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any foreign governmental entity is required to be obtained or made by or with respect to Seller, the Company or any Subsidiary in connection with either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby with respect to, in either case, any foreign government contract to which any of them is a party that provides for aggregate further payments to the Company and its Subsidiaries of $500,000 or more as listed on Schedule 4(l)13. The term "Subsidiary" means each entity listed in Schedule 4(b)(ii).

          (c)  The Shares.  Seller has good and valid title to the Seller
               -----------
Shares, free and clear of any liens, claims, encumbrances or other restrictions of any kind. The Acquired Shares, when issued and delivered at the Closing in accordance herewith, shall be duly authorized, fully paid and nonassessable and shall be sold and delivered to Buyers free and clear of all preemptive rights, liens, claims and encumbrances, except for such rights, liens, claims and encumbrances that arise as a result of actions of the Buyers.

          (d)  Organization and Standing; Books and Records. Each of the
               ---------------------------------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Schedule 4(d). Each of the Company and the Subsidiaries has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such the lack of which would not have a Material Adverse Effect. Each of the Company and the Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

          Seller has prior to the execution of this Agreement delivered to Buyers true and complete copies of the Certificate of Incorporation and By-laws or the comparable governing instruments, each as amended to date, of the Company and of each Subsidiary. The stock certificate and transfer books and the minute books of the Company and each Subsidiary (which have been made available for inspection by Buyers prior to the date hereof) are true and complete.

          (e)  Capital Stock of the Company and the Subsidiaries.  The
               --------------------------------------------------
authorized capital stock of the Company on the Closing Date will consist of 10,000,000 shares of Common Stock, of which the 3,000,000 Seller Shares will be duly authorized, validly issued, outstanding and fully paid and nonassessable. Seller is the record and beneficial owner of the Seller Shares. Except for the Seller Shares, no shares of capital stock or other equity securities of the Company are or will be outstanding prior to and on the Closing Date. Schedule 4(e) sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Company is the record and beneficial owner of the capital stock of each Subsidiary, free and clear of any liens, claims, or encumbrances or other restrictions of any kind. Except as set forth in Schedule 4(e), there are no shares of capital stock or other equity securities of any Subsidiary outstanding. Neither the Seller Shares nor any shares of capital stock of any Subsidiary have been issued in violation of, and none of the Seller Shares or such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws of the Company or the comparable governing instruments of any Subsidiary or any contract, agreement or instrument to which the Seller, the Company or any Subsidiary is subject, bound or a party or otherwise. The Seller Shares are not subject to any purchase option, call, right of first refusal, preemptive or similar rights under any provision of applicable law, the Certificate of

Incorporation or By-laws of the Company or any Subsidiary, any contract, agreement or instrument to which the Company or any Subsidiary is subject or bound. There are no options, rights, warrants or other commitments (other than pursuant to this Agreement and the financing contemplated hereby) pursuant to which the Seller, the Company or any Subsidiary is or may become obligated to issue any shares of capital stock or other securities of the Company or any Subsidiary. Except as set forth in Schedule 4(e), there are no outstanding debt securities having the right to vote on any matters on which stockholders of the Company or any Subsidiary may vote.

          (f)  Equity Interests.  Except for the Subsidiaries and as set forth
               -----------------
in Schedule 4(f), the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person and neither the Company nor any of the Subsidiaries is a member of or participant in any partnership, joint venture or similar person.

          (g)  Financial Statements; Undisclosed Liabilities.  (i)  Schedule
               ----------------------------------------------
4(g) sets forth the audited consolidated balance sheets of the Seller (the "Seller Balance Sheet") and the Company (the "Company Balance Sheet"), in each case as of March 31, 1996, and the related consolidated statements of income and cash flows of the Seller (together with the Seller Balance Sheet, the "Seller Financial Statements") and the Company (together with the Company Balance sheet, the "Company Financial Statements", the Seller Financial Statements and the Company Financial Statements are referred to collectively as the "Financial Statements") for the year ended March 31, 1996. The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and on that basis fairly present the consolidated financial condition, results of operations and cash flows of the Seller and the Company, respectively, as of the respective dates thereof and for the respective periods indicated.

          (ii) The Company and the Subsidiaries do not have any liability, contingent or otherwise, in excess of $500,000 and do not have any material liabilities, contingent or otherwise, or material obligations required by United States generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company, except (1) as disclosed, reflected or reserved against in the Seller Balance Sheet, (2) for items set forth in Schedule 4(g), and (3) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Seller Balance Sheet and not in violation of this Agreement.

          (h)  Taxes.  (i)  For purposes of this Agreement, (A) "Tax" or "Taxes"
               ------
shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts and (B) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

         (ii) Except as set forth in Schedule 4(h), (A) the Company and each of the Subsidiaries has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed under any, applicable federal, state, local or foreign tax laws and all such tax returns are complete and accurate in all material respects and disclose all Taxes required to be paid in respect of the Company and all Subsidiaries, (B) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, (C) no material tax liens have been filed, (D) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or the Subsidiaries, (E) there are no current arrangements that will obligate the Buyers, the Company or any Subsidiary to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Internal Revenue Code, without regards to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (F) all monies required to be withheld by the Company or the Subsidiaries from employees for income Taxes and social security Taxes and other payroll Taxes (including amounts of similar character as required under the laws of the United Kingdom) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company and the Subsidiaries, as applicable, and (G) none of the Company or its Subsidiaries have made a dividend distribution to the Seller.

          No extension by the Company of the statute of limitation with respect to the Federal income tax returns of the Company for any taxable year through the year ended March 31, 1992 is currently in effect and the Federal income tax return of the Company is being examined by the Internal Revenue Service for the taxable year ended March 31, 1993. Except as disclosed in the preceding sentence, no examination of the tax returns of the Company or any Subsidiary are currently being conducted by any other relevant taxing authority. All deficiencies resulting from examinations by the Internal Revenue Service or any other relevant taxing authority have either been paid or adequately provided for.

          (iii) Except as set forth in Schedule 4(h), there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material tax returns required to be filed with respect to the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries, has requested any extension of time within which to file any material tax return, which return has not yet been filed.

          (i)  Assets Other than Real Property Interests. The Company or a
               ------------------------------------------
Subsidiary has good and valid title to all material assets (other than real property and Seller's Shares) reflected on the Seller Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens and encumbrances of any kind except (i) such as are set forth in Schedule 4(i), (ii) mechanics' and other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases for office equipment providing for payments in each instance of less than $25,000 with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) mortgages, liens, security interests and encumbrances that secure the Company working capital facility which is undrawn (except for letters of credit in the aggregate face amount of $725,338) as of the date hereof, (iv) other imperfections of title or encumbrances, if any, that do not materially impair the continued use and operation or value of the assets to which they relate in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted (the mortgages, liens, encumbrances and imperfections of title described in clauses (ii), (iii) and (iv) above are hereinafter referred to collectively as "Permitted Liens").

          (j)  Title to Real Property.  Schedule 4(j) sets forth a brief
               -----------------------
description of real property owned in fee by the Company and the Subsidiaries (individually, an "Owned Property") and sets forth a list of real property leased by the Company or a Subsidiary (individually, a "Leased Property"). The Company or a Subsidiary has (i) good and insurable fee title to such Owned Property and (ii) good and valid title to leasehold estates in such Leased Property, in each case free and clear of all mortgages or liens, except (A) such as are set forth in Schedule 4(j), (B) leases, subleases and similar agreements set forth in Schedule 4(l) (or not required to be so listed), (C) Permitted Liens, (D) easements, covenants, rights-of-way and other similar restrictions of record, (E) any conditions that may be shown by a current, accurate survey or physical inspection made prior to Closing and (F) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III) materially impair the continued use and operation or value of the property to which they relate in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted.

          (k)  Intellectual Property.  Schedule 4(k) sets forth a brief
               ----------------------
description of all the material software that has been approved for external distribution in accordance with the quality assurance procedures of the Company and a true and complete list of all patents, trademarks, trade names, service marks and copyrights and registrations and applications therefor (collectively, including the software, "Intellectual Property"), owned, used, filed by or licensed to the Company or any of the Subsidiaries. With respect to registered or applied for trademarks, copyrights and patents, Schedule 4(k) sets forth a list of all jurisdictions in which such trademarks, copyrights and patents are registered or applied for and application serial numbers. Except as set forth in Schedule 4(k) and except for agreements relating to shrink-wrapped computer software licensed to the Company in the ordinary course of business, the Company or one of the Subsidiaries owns, and the Company and the Subsidiaries have the perpetual, royalty-free right, free and clear of any encumbrances, liens, security interests or pledges to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in Schedule 4(k) and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. Except for non-exclusive rights as customarily provided to its customers, in the ordinary course of business and except for the U.S. Government Department of Defense's "limited rights" in technical data and "restricted rights" in computer software, neither the Company nor any of the Subsidiaries has granted any options, licenses or agreements of any kind relating to Intellectual Property listed in Schedule 4(k). No claims are pending, and to the knowledge of Seller, none have been asserted, as of the date of this Agreement against the Company or any Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property. Except as described in Schedule 4(k)(7), to Seller's knowledge no claims of infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person are pending, and none have been asserted, as of the date of this Agreement as against the Intellectual Property. Except as disclosed on Schedule
                                                                        --------
4(k), (i) neither the Company nor any of the Subsidiaries are in breach of any
----
material provision of any, license, sublicense, or other agreement which relates to any of the Intellectual Property, and neither the Company nor any of the Subsidiaries have taken any action which would impair or otherwise adversely affect its rights in any of the Intellectual Property. The Intellectual Property, as set forth in Schedule 4(k), is valid and enforceable, except that, with respect to the applications to register any unregistered Intellectual Property as described in Schedule 4(k) (but not with respect to the underlying Intellectual Property rights that are the subject of such applications), Seller only represents and warrants that such applications are pending and in good standing all without challenge of any kind. The Intellectual Property listed in
Schedule 4(k) has been maintained in confidence in accordance with protection procedures customarily used to protect rights of like importance. To the best of the Company's knowledge and belief, all former and current members of management and key personnel of the Company or any of the Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of software or other Intellectual Property for the FATS II, FX, III, L.E. and IV listed in Schedule 4(k) (collectively, "Personnel"), have executed and delivered to the Company or such Subsidiary a proprietary information agreement restricting such person's right to disclose proprietary information of the Company, the Subsidiaries and their respective clients. No such representation is made with respect to FATS I. All former and current Personnel, as referenced above, either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable Federal and state law, that has accorded the Company or a Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or a Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against the Company or any of the Subsidiaries in connection with such person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of the Company or any of the Subsidiaries have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of the Subsidiaries in the furtherance of its business operations, which patents or applications have not been assigned to the Company or a Subsidiary, with such assignment duly recorded in the United States Patent Office.

          (l) Contracts.  Except as described in Schedule 4(1), neither the
              ----------
Company nor any Subsidiary is, as of the date of this Agreement, a party to or bound by any:

          (1) material agreement or contract not made in the ordinary course of business;

          (2) employment agreement or employment contract that is not terminable at will by the Company or the Subsidiary without material cost, including a transition bonus payable to any employee of the Company in excess of the individual amounts therefor described in Schedule 4(l)(2);

          (3) employee collective bargaining agreement or other contract with any labor union;

          (4) covenant not to compete or confidentiality agreement (other than pursuant to any software license agreement);

          (4A) covenant not to compete in any software license agreement excluding standard license agreements that may be in effect on shrink-wrapped software used by the Company in the ordinary course of business;

          (5) material agreement or contract with any affiliate, officer, director or employee of the Company or the Subsidiary (other than employment agreements covered by clause (2) above);

          (6) lease or similar agreement under which the Company or the Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any material real property owned or leased by the Company or the Subsidiary or any portion of premises otherwise occupied by the Company or the Subsidiary;

          (7) (A) lease or similar agreement under which (i) the Company or the Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) the Company or the Subsidiary is a lessor of, or makes available for use by any third party, any tangible personal property owned by the Company or the Subsidiary, (B) continuing contract for the future purchase of materials, supplies or equipment or (C) management, service, consulting or other similar type of contract, in any such case which has an aggregate future liability in excess of $100,000 and which is not terminable by the Company or the Subsidiary for a cost of less than $50,000;

          (8) material license or other agreement relating in whole or in part to (A) patents, trademarks, trade names, service marks or copyrights or (B) inventions, discoveries, processes, formulae, trade secrets, technology, ideas or other know-how (including any license or other agreement under which the Company or the Subsidiary has the right to use any of the same owned or held by a third party);

          (9) agreement or contract under which the Company or the Subsidiary has borrowed any money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or similar insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing) or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business);

          (10) mortgage, pledge, security agreement, deed of trust or other document granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

          (11) any material consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract;

          (12) any derivative financial instrument or any derivative commodity instrument; or

          (13) other agreement, contract, lease, license, commitment or instrument to which the Company or the Subsidiary is a party or by or to which it or any of its assets or business is bound or subject that (A) is material to the Company or (B) provides for aggregate further payments to the Company and its Subsidiaries of $250,000 or more.

          Except as set forth in Schedule 4(1), all such agreements listed in such Schedule (collectively, the "Contracts") are valid, binding and in full force and effect in all material respects. Except as set forth in Schedule 4(1), the Company and the Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Contracts is in breach or default in any material respect thereunder. All U.S. Department of Defense Contracts and modifications to such contracts with a face value in excess of $100,000 have been negotiated, fixed priced agreements, as defined in the Federal Acquisition Regulations, as amended.

          (m)  Litigation.  Schedule 4(m) sets forth a list as of the date of
               -----------
this Agreement of all pending or to the best of Seller's knowledge threatened litigation, arbitration or other proceeding, against the Company or any Subsidiary that involves a claim for more than $50,000. Except as set forth in
Schedule 4(m), none of such lawsuits, claims, arbitrations or other proceedings as to which there is a reasonable possibility of adverse determination would have, if so determined, a Material Adverse Effect. To the knowledge of Seller, except as set forth in Schedule 4(m), neither the Company nor any Subsidiary is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal.

          (n)  Benefit Plans.  (i) Schedule 4(n) contains a list of all
               --------------
"employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans (all the foregoing being herein called "Benefit Plans") maintained, or contributed to, by Seller, the Company or any Subsidiary for the benefit of any officers or employees of the Company or any Subsidiary. Seller has made available to Buyers true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required and (D) each trust agreement and group annuity contract relating to any Benefit Plan;

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code. Except as set forth in Schedule 4(n), all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 4(n), there are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the knowledge of Seller, threatened against or involving any Benefit Plan and, to the knowledge of Seller, there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan, with respect to which it is likely that Buyers would be liable. Except as required by law, no Benefit Plan that is an "employee welfare benefit plan" (as defined above) provides benefits to former employees or their dependents or beneficiaries after retirement or other termination of employment. Except as set forth in Schedule 4(n), the consummation of the transactions contemplated by this Agreement will not increase or accelerate the payment of any compensation or benefits under a Benefit Plan or otherwise result in any amount becoming subject to an excise tax under Section 4999 of the Code.

          (iii) None of the Company, or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code, has incurred any liability to any Company Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due), except for any liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

          (iv) Except as set forth in Schedule 4(n), neither the Company nor a Subsidiary is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of any officers or employees of the Company and neither the Company nor a Subsidiary has incurred any material withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof.

          (o)  Absence of Changes or Events.  Except as set forth in Schedule
               -----------------------------
4(o), since the date of the Seller Balance Sheet, there has not been either (i) any material adverse change in the material existing agreements and relationships, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, other than changes relating to the economy in general or the defense, law enforcement or simulations industries in general and not specifically relating to the Company or a Subsidiary or (ii) any damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking that has a Material Adverse Effect on the Company or the Subsidiaries. Buyers acknowledge that there may have been disruption to the Company's and the Subsidiaries' business as a result of the announcement by Seller of its intention to sell the Company (and there may be disruption to the Company's and the Subsidiaries' business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Buyers agree that such disruptions do not and shall not constitute a breach of this Section 4(o). Except as set forth in Schedule 4(o), since the date of the Seller Balance Sheet, Seller has caused the business of the Company and the Subsidiaries to be conducted in the ordinary course and in substantially the same manner as previously conducted and has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5(b).

          (p)  Compliance with Applicable Laws.  (i)  Except as set forth in
               --------------------------------
Schedule 4(p), the Company and the Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Foreign or Domestic Governmental Entity ("Applicable Laws") including those relating to occupational health and safety, except for instances of noncompliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4(p), as of the date of this Agreement none of Seller, the Company or a Subsidiary has received any written communication during the past three years from a Foreign or Domestic Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Laws. Except as set forth in Schedules 4(p)(i) and 4(r), to the knowledge of Seller, there is no pending or threatened investigation of the Company or a Subsidiary by any Foreign or Domestic Governmental Entity. This Section 4(p)(i) does not relate to matters with respect to Taxes, which are the subject of Section 4(h), or to environmental matters, which are the subject of Section 4(p)(ii).

          (ii) Except as set forth in Schedule 4(p)(ii): (A) as of the date of this Agreement, none of Seller, the Company or any of the Subsidiaries has received any written communication during the past five years from a Foreign or Domestic Governmental Entity that alleges that the Company or any of the Subsidiaries is not in compliance with any Environmental Laws which has not been resolved to the satisfaction of the Foreign or Domestic Governmental Entity; (B) the Company and the Subsidiaries hold and are in compliance with, all material permits, licenses and governmental authorizations required for the Company and the Subsidiaries to conduct its business in compliance with the Environmental Laws, and are in compliance with all Environmental Laws, except for any instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (C) as of the date of this Agreement, none of Seller, the Company or any of the Subsidiaries has received any written communication alleging that the Company or any of the Subsidiaries is liable to any party (including, but not limited to, a Foreign or Domestic Governmental Entity) as a result of the Release of a Hazardous Substance; (D) to the knowledge of Seller, none of the properties owned or leased by the Company or any of the Subsidiaries contains underground storage tanks, asbestos-containing materials, or PCB-containing materials; and (E) to the actual knowledge of Seller, there have been no Releases of Hazardous Substances on any of the properties owned or leased by the Company or any of the Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "Environmental Laws" means any and all applicable foreign, federal, state or local laws, regulations, binding determinations, orders, decrees or permits issued, promulgated or entered into by any Foreign or Domestic Governmental Entity, relating to the Release of Hazardous Substances. As used in this Agreement, the term "Hazardous Substances" means all materials defined as hazardous substances pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S)(S) 9601 et seq. ("CERCLA") and petroleum, and the term "Release" shall have the meaning
-- ----
set forth in Section 101(22) of CERCLA. For the purposes of Sections 4(b) and 4(p), "Foreign or Domestic Governmental Entity" shall mean any foreign or
       ---------------------------------------
domestic, federal, state, local or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

          (q)  Employee and Labor Matters.  Except as set forth in Schedule
               ---------------------------
4(q), as of the date of this Agreement (i) there is no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Company or a Subsidiary; (ii) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company or a Subsidiary; (iii) there is no unfair labor practice charge or complaint against the Company or a Subsidiary pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (iv) there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company or a Subsidiary as to which there is a reasonable possibility of adverse determination and that, if so determined, would have a Material Adverse Effect; (v) there are no pending, or, to the knowledge of Seller, threatened, charges against the Company, a Subsidiary or any current or former employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vi) none of Seller, the Company and the Subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or a Subsidiary and, to the knowledge of Seller, no such investigation is in progress.

          (r)  Licenses; Permits.  Schedule 4(r) sets forth a true and complete
               ------------------
list of all material licenses, permits and authorizations issued or granted to the Company and the Subsidiaries by Governmental Entities which are necessary or desirable for the conduct of the business of the Company and the Subsidiaries as currently conducted. Except as set forth in Schedule 4(r), all such licenses, permits and authorizations are validly held by the Company or the relevant Subsidiary, the Company and the Subsidiaries have complied in all material respects with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (s)  Transactions with Affiliates.  Except as set forth in Schedule
               -----------------------------
4(s), none of the agreements, contracts or other arrangements set forth in
Schedule 4(l) between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing. After giving effect to the transfer and assignment to the Company by the Seller of (i) all the outstanding shares of Firearms Training Systems Limited, a United Kingdom corporation, and (ii) the Seller's rights under the international agency and sales representative agreements (as listed in
Schedule 4(l)(11)) which transfers (x) have been completed prior to the date hereof, (y) are in the process of being transferred, or (z) will be cancelled by the Seller prior to the Closing Date(provided, however, that such cancellation
                                     --------  -------
will not have a Material Adverse Effect on the Company); the Seller has no assets used in or necessary for the conduct of the business of the Company, except for the Seller's name which Seller agrees to relinquish the right to use effective upon the Closing. Promptly after the Closing, Seller shall cause its name to be changed so that it no longer contains the words "Firearms Training Systems", "FATS" or any combination thereof or other words or phrases which might be confusingly similar to the Company's name or trademarks.

          (t) Government Contracting Matters.  (i) Except as set forth in
              ------------------------------
Schedule 4(t), the Company has complied with all material terms and conditions of all Government Contracts that provides for aggregate payments to the Company of $500,000 or more, including all clauses, provisions and requirements incorporated by reference or by operation of law therein and there are no claims that could reasonably be expected to have a Material Adverse Effect nor any potential liability for defective pricing, false statements or false claims on Government Contracts. For the purposes of this Agreement, "Government Contract"
                                                            -------------------
means any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Company or any of the Subsidiaries with any foreign or domestic, federal, state, local or other governmental authority, agency or instrumentality, including all contracts and work authorizations to supply goods and services to such governmental authority, agency or instrumentality and including contracts that are first-tier subcontracts on prime contracts.

          (ii) Except as set forth in Schedule 4(t), there is no action, suit, proceeding or, to the Seller's or the Company's knowledge, investigation relating to any proposed suspension or debarment of the Company or any of the Subsidiaries or any of their respective directors, officers, employees or agents from doing business with any foreign or domestic, federal, state, or local government (or any agency or instrumentality thereof). Neither the Company nor any of the Subsidiaries, nor any of their respective directors, officers, or employees is (or, to the Seller's knowledge, during the last five years has been) suspended, proposed for debarment, or debarred from doing business with any foreign or domestic, federal, state, or local government (or any agency or instrumentality thereof) or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for contracting with any foreign or domestic, federal, state, or local government (or any agency or instrumentality thereof).

          (iii) Except as set forth in Schedule 4(t), to the Seller's knowledge, none of the Company's nor any of the Subsidiaries' respective directors, officers, employees or agents is (or during the last five years has been) under administrative, civil, or criminal investigation, indictment or information by any governmental authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract. None of the Seller, the Company or any of the Subsidiaries has any knowledge of any material irregularity, misstatement or omission arising under or relating to any Government Contract that has led or could reasonably lead, either before or after the Closing Date, to any of the consequences set forth in Section 4(t)(ii) or to any other material damage, penalty, assessment, recoupment of payment or disallowance of cost.

          (iv) Except as set forth in Schedule 4(t), there exist (A) no outstanding material claims against the Company or any of the Subsidiaries, by any foreign or domestic, federal, state, or local government (or any agency or instrumentality thereof) or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (B) no material disputes between the Company or the Subsidiaries and any foreign or domestic, federal, state, or local government (or any agency or instrumentality thereof), or any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract.

          (v) Neither the Company nor any of the Subsidiaries has, nor are any of them in the conduct of their respective businesses required to have, any facility security clearance or personnel security clearance or other security clearance from any foreign or domestic, federal, state, or local government (or any agency or instrumentality thereof), and none of them have any access to classified information in connection with any Government Contract or otherwise.

          (u)  Backlog.  As of May 1, 1996, the Company had confirmed purchase
               --------
orders and contracts with an aggregate value of not less than $40,000,000 in sales which have not been recognized in the Financial Statements for the period ending March 31, 1996. Such purchase orders and contracts are subject to various contingencies, including rights of the customers to cancel under certain circumstances and, in some cases, requirements that the customers provide letters of credit.

          5.  Covenants of Seller.  Seller covenants and agrees as follows:
              --------------------

          (a)  Access.  Prior to the Closing, Seller shall, and shall cause the
               -------
Company and each Subsidiary to, give Buyers, the Lenders and their representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and each Subsidiary; provided, however, that such access does not
                             --------  -------
unreasonably disrupt the normal operations of Seller or the Company or any Subsidiary.

          (b)  Ordinary Conduct.  Except as set forth in Schedule 5(b) or
               -----------------
otherwise expressly permitted by the terms
of this Agreement, from the date hereof to the Closing, Seller shall cause the business of the Company and the Subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers, suppliers and others with whom the Company or any Subsidiary deals; provided that Seller shall not be obligated to, directly or
                  --------
indirectly, provide any funds to the Company or any Subsidiary. Seller shall not, and shall not permit the Company or any Subsidiary to, take any action that would result in any of the conditions to the purchase and sale of the Acquired Shares set forth in Section 3(a) not being satisfied. In addition, except as set forth in Schedule 5(b) or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not permit the Company or any Subsidiary to do any of the following without the prior written consent of Buyers:

          (i)  amend its Certificate of Incorporation or By-laws;

          (ii) declare or pay any dividend or make any other distribution to its stockholders in respect of any shares of its capital stock;

          (iii) redeem or otherwise acquire any shares of its capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

          (iv) adopt or amend in any material respect any Benefit Plan or collective bargaining agreement, except as required by law;

          (v) grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements, except for any increases for which Seller shall be solely obligated and except for the "transition bonus" plan described on Schedule 5(b); provided, that the aggregate
                                                    --------
amount of transition bonuses shall not exceed $400,000.

          (vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than letters of credit obligations in the ordinary course of business consistent with past practice and draw downs on the revolving credit agreement; provided
                                                                     --------
that the Company gives Buyers notice of any draw downs at least three days in advance of such draw downs;

          (vii) permit, allow or suffer any of its assets to become subjected to any mortgage, lien or encumbrance, which would have been required to be set forth in Schedule 4(i) or 4(j) if existing on the date of this Agreement, or not in the ordinary course of business consistent with past practice;

          (viii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

          (ix) except for intercompany transactions not involving Seller or any affiliate of Seller (other than a Subsidiary of the Company) in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates;

          (x) make any change in any method of accounting or accounting practice or policy other than those required by United States generally accepted accounting principles;

          (xi) acquire by merging or consolidating with any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material to the Company and the Subsidiaries, taken as a whole;

          (xii) make or incur any capital expenditure (which for purposes of this Section 5(b)(xii) shall be defined as purchases in excess of $2,500) that exceeds $30,000 for any individual purchase, or $200,000 in the aggregate;

          (xiii) sell, lease or otherwise dispose of any of its assets which are material to the Company and the Subsidiaries, except in the ordinary course of business consistent with past practice;

          (xiv) enter into any lease of real property, except any renewals of or finalization of pending amendments to existing leases in the ordinary course of business; or

          (xv) agree, whether in writing or otherwise, to do any of the foregoing.

          (c)  Insurance.  Seller shall cause the Company to keep insurance
               ----------
policies currently maintained by the Company covering the business or properties of the Company, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

          (d)  Confidentiality.  On or prior to the Closing Date, Seller shall
               ----------------
execute a confidentiality agreement between Seller and the Company with terms reasonably acceptable to the Seller regarding nondisclosure of confidential information of the Company.

          (e) International Agency and Sales Representative Contracts.  In
              --------------------------------------------------------
connection with the assignment of Seller's rights under the international agency and sales representative agreements (as listed in Schedule 4(1)(11)), Seller shall use its reasonable best efforts to obtain the covenants of such international agents or sales representatives to comply with the Foreign Corrupt Practices Act.

          6.  Representations and Warranties of Buyers. Each Buyer hereby
              -----------------------------------------
severally and not jointly and only as to itself represents and warrants to Seller as follows:

          (a)  Authority.  Each of Centre Capital Investors II, L.P., Centre
               ----------
Partners Coinvestment, L.P., Centre Parallel Management Partners, L.P., and Centre Capital Tax-exempt Investors II, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Centre Capital Offshore Investors II, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of Bermuda. The State Board of Administration of Florida is a body corporate duly organized under the constitution of the State of Florida and validly existing and in good standing under the laws of the State of Florida. Each of Centre Capital Investors II, L.P., Centre Partners Coinvestment, L.P., Centre Parallel Management Partners, L.P., Centre Capital Tax-exempt

Investors II, L.P., and Centre Capital Offshore Investors II, L.P. has all requisite partnership power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The State Board of Administration of Florida has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by each Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each Buyer and constitutes a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms.

          (b)  No Conflicts; Consents.  The execution and delivery of this
               -----------------------
Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim or encumbrance of any kind upon any of the properties or assets of each Buyer under, any provision of (i) the Certificate of Formation or Partnership Agreement of each of Centre Capital Investors II, L.P., Centre Partners Coinvestment, L.P., Centre Parallel Management Partners, L.P., Centre Capital Tax-exempt Investors II, L.P., and Centre Capital Offshore Investors II, L.P. or the comparable governing instruments of the State Board of Administration of Florida. (ii) any material agreement or obligation to which any Buyer is a party or by which any of its respective assets are bound, or
(iii) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to any Buyer or its respective assets, other than such as in the aggregate, would not adversely affect any such Buyer's ability to consummate the transactions contemplated hereby. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Buyer or its respective affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, if applicable, and (B) those that may be required solely by reason of Seller's participation in the transactions contemplated hereby.

          (c)  Securities Act.  The Acquired Shares purchased by each Buyer
               ---------------
pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and each Buyer shall not offer to sell or otherwise dispose of the Acquired Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

          (d)  Actions and Proceedings, etc.  There are no (i) outstanding
               -----------------------------
judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against any Buyer or its affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of any Buyer, threatened against any such Buyer or any of its affiliates, or (iii) investigations by any Governmental Entity which are, to the knowledge of any Buyer, pending or threatened against any such Buyer or any of its affiliates, and which, in the case of each of clauses (i), (ii) and (iii), have or could adversely affect any such Buyer's ability to consummate the transactions contemplated hereby.

          (e)  Availability of Funds.  Each Buyer has cash available to fund its
               ----------------------
commitments to purchase the Acquired Shares, and Centre Management has executed, on behalf of the Buyers, firm commitments attached hereto as Exhibit G (collectively, the "Firm Commitments") not subject to any conditions other than as set forth therein with respect to the Borrowings which together with $5,000,000 cash of the Company are sufficient to enable the Buyers to consummate the Transactions. True and correct copies of any such facilities and Firm Commitments have been provided to Seller. The financing required to consummate the Transactions is collectively referred to as the "Financing". As of the date hereof, no Buyer has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the Transactions.

          7.  Covenants of Buyers and Centre Management. (a)  Buyers covenant
                  ------------------------------------------
and agree as follows:

          (i)  Confidentiality.  Buyers acknowledge that, to Buyers' knowledge,
               ----------------
the information being provided to them in connection with the purchase and sale of the Acquired Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Buyers and Seller which confidentiality agreement will terminate at Closing.

          (ii)  No Additional Representations.  Buyers acknowledge that, to
                ------------------------------
Buyers' knowledge, they and their representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Subsidiaries which they and their representatives have desired or requested to see and/or review, and that they and their representatives have had a full opportunity to meet with the officers and employees of Seller, the Company and the Subsidiaries to discuss the businesses and assets of the Company and the Subsidiaries. Buyers acknowledge and agree that, except as expressly set forth in this Agreement, none of Seller, the Company, any Subsidiary or any other person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated hereby, the Company, any Subsidiary or its assets, liabilities and business, the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Buyers and their representatives. Buyers acknowledge and agree that none of Seller, the Company, any Subsidiary or any other person shall have or be subject to any liability to Buyers or any other person, including pursuant to Section 10 hereof, absent fraud, resulting from the distribution to Buyers, or Buyers' use of, any such information, including the Confidential Memorandum prepared by Lazard Freres & Co. LLC dated February 1996 (the "Memorandum") and any information, documents or material made available to Buyers in the "data room", management presentations or in any other form in expectation of the transactions contemplated hereby.

          (iii)  Benefits.  (A)  Continuation of Benefits. Buyers shall cause
                 ---------       -------------------------
the Company and the Subsidiaries to maintain, for a period of not less than 2 years following the Closing Date compensation and employee benefit plans for employees of the Company and the Subsidiaries generally that are substantially comparable in the aggregate to those provided under the Benefit Plans in accordance with their terms in effect on the date of this Agreement. Notwithstanding the foregoing, for a period of not less than 2 years following the Closing Date, Buyers shall provide, or cause the Company and the Subsidiaries to provide, severance pay and benefits to each employee of the Company and its Subsidiaries as of the Closing Date that are no less favorable than under the Benefit Plans and current practices of Seller as in effect as of the date of this Agreement. Nothing in this Section 7(c) shall be construed as (x) granting any rights to continued employment or (y) an amendment to the terms of any specific benefit under a compensation or employee benefit plan in effect on the date of this Agreement.

          (B)  Accrued Vacation.  Buyers shall honor all accrued but untaken
               -----------------
vacation and sick pay benefits accrued by employees of the Company and its Subsidiaries as of the Closing Date.

          (C)  WARN Act.  Buyers agree to provide any required notice under the
               ---------
Worker Adjustment and Retaining Notification Act, as amended (the "WARN Act"), and any similar statute, and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting employees and former employees of the Company and its Subsidiaries and occurring on or after the Closing Date. Buyers shall indemnify and hold harmless Seller and its subsidiaries with respect to any liability under the WARN Act or similar statute arising from the actions of Buyers or their subsidiaries on or after the Closing Date.

          (iv)  Indemnification of Directors and Officers. From and after the
                ------------------------------------------
Closing, Buyers shall cause the Company to indemnify and hold harmless each present and former director or officer of the Company or any Subsidiary to the fullest extent allowed by law against any and all costs or expenses (including reasonable attorneys fees) judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring during the period prior to and including the Closing Date (and Buyers shall cause the

Company to advance expenses as incurred to the fullest extent allowed by law).

          (v)  D & O Insurance.  Buyers shall use their best efforts to cause
               ----------------
the persons serving as officers and directors of the Company immediately prior to the Closing to be covered for a period of six years from the Closing by the directors' and officers' liability insurance policy maintained by the Company on the date hereof (provided that Buyers may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Closing which were committed by such officers and directors in their capacity as such; provided, however, that the Company shall
                                     --------  -------
not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by the Company for such insurance (the "Company's Current Premium"), and if such premiums for such insurance would at any time exceed 250% of the Company's Current Premium, then the Company shall cause to be maintained policies of insurance which, in the Company's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Company's Current Premium.

          (b) Centre Management covenants and agrees that in the event that the State Board of Administration of Florida or any limited partner in Centre Capital Investors II, L.P., Centre Capital Tax-exempt Investors II, L.P. or Centre Capital Offshore Investors II, L.P. (collectively, the "Investors") defaults in the performance of its obligation under the capital call issued to fund the purchase of Acquired Shares by the State Board of Administration of Florida or any of such partnerships under this Agreement, Centre Management will exercise the authority (which it hereby represents it has) to require that the non-defaulting Investors advance additional capital to fund the shortfall caused by such default.

          8.  Mutual Covenants.  Each of Seller and Buyers covenant and agree
              ----------------
as follows:

          (a)  Consents.  Buyers acknowledge that certain consents and waivers
               ---------
with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed on the Schedules hereto and that such consents and waivers may not have been obtained. Buyers agree that Seller shall not have any liability whatsoever to Buyers arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof, subject to the accuracy of Seller's representations and warranties made herein. Buyers further agree that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver so described,
(ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination, subject to the accuracy of Seller's representations and warranties made herein. Prior to the Closing, Seller shall, and shall cause the Company and the Subsidiaries to, cooperate with Buyers, upon the request of Buyers, in any reasonable manner in connection with Buyers' obtaining any such consents and waivers; provided, however, that such cooperation shall not include any
         --------  -------
requirement of Seller or any of its affiliates (including the Company and the Subsidiaries) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party;

provided further, however, if a novation agreement or similar agreement covering
----------------  -------
Government Contracts is required by the Company's customers (including, but not limited to the United States Government and its agencies) because of the Buyers' acquisition of the Acquired Shares, the Company and Seller agree to cooperate fully with the Buyers and to use all reasonable efforts to obtain a novation agreement, if required, as promptly as possible which efforts may include execution of a novation by the Seller (as to which Seller will be entitled to indemnification by the Company) reasonably acceptable to Seller with respect to such novation.

          (b)  Cooperation.  Buyers and Seller shall cooperate with each other,
               ------------
and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 90 days after the Closing to ensure the orderly transition of the Company and the Subsidiaries from Seller to Buyers and to minimize any disruption to the respective businesses of Seller, Buyers or the Company and the Subsidiaries that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyers and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8(b). Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

          (c)  Publicity.  The initial press release relating to this Agreement
               ----------
shall be a joint press release. Seller and Buyers agree that, from the date hereof through the Closing Date, no other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          (d)  Best Efforts.  Subject to the terms and conditions of this
               -------------
Agreement (including without limitation Section 8(e)), each party shall use its reasonable best efforts to cause the Closing to occur as soon as practicable.

          (e)  Antitrust Notification.  Each of Seller and Buyers shall as
               -----------------------
promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Buyers and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and, subject to Section 14(a)(v), shall comply promptly with any such inquiry or request. Each of Seller and Buyers shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the Transactions provided that Buyers shall be solely responsible for any filing fees payable by Buyers under the HSR Act.

          (f)  Access.  Subsequent to the Closing, Buyers shall, and shall cause
               -------
the Company and each Subsidiary to, give Seller and its representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and each Subsidiary to the extent Seller requires such access for any proper purpose (including without limitation in connection with any tax returns, reports or forms required to be filed by Seller).

          (g)  Registration Rights Agreement.  Buyers and Seller shall cooperate
               ------------------------------
in good faith to negotiate and agree upon, prior to the Closing, a registration rights agreement granting Buyers registration rights consistent with the rights granted to Seller under the Registration Rights Agreement; provided that Buyers'
                                                           --------
demand registration rights shall be exercisable earlier and on more frequent occasions in accordance with their greater proportionate common stock interest.

          (h)  Release of Lien on Certain Shares of Common Stock.  The Company
               --------------------------------------------------
shall use its reasonable best efforts to effect the release of the lien of the Pledge Agreement on any Retained Shares and on any shares issuable in connection with the Contingent Payment if either of the following events occur:

          (i) the Company consummates a reorganization pursuant to which the Company's operating assets are transferred to a subsidiary, which reorganization the

Company currently intends to initiate approximately six months after the Closing Date; or

          (ii) the Company consummates the issuance of securities in an amount at least equal to $85,000,000 as contemplated by the commitment letter and related term sheet of NationsBank, N.A. (South) set forth as Exhibit G hereto and the demand registration rights of Seller contained in the Registration Rights Agreement have become exercisable (including by reason of Section 1(c) hereof).

          9.  Further Assurances.  After the Closing, from time to time, as and
              -------------------
when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8(a), 8(d) and 8(e)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          10.  Indemnification.  (a)  Indemnification by Seller.  Subject to (b)
               ----------------       --------------------------
below, Seller shall indemnify the Company, except to the extent indemnification provided under this Section 10(a) relates to any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) that adversely affects Buyers, their affiliates or each of the officers, directors, employees, stockholders, agents and representatives of the Company or Buyers (each a "Buyer Indemnified Party"), but only to the extent such loss does not affect the Company, in which case, if Buyers so elect, the Seller shall indemnify Buyers and any other Buyer Indemnified Party if applicable, against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement which by the terms of Section 15 hereof survives the Closing and (ii) any breach of any covenant of Seller contained in this Agreement; provided, however, that Seller shall not have any
                             --------  -------
liability under this Section 10(a) unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $1,000,000, and then only to the extent of any such excess; provided further,
                                                            ----------------
however, that Seller shall not have any liability under this
-------

Section 10(a) for any individual items where the loss, liability, cost or expense relating thereto is less than $25,000 and such items shall not be aggregated for purposes of the first proviso to this Section 10(a); and provided
                                                                        --------
further, however, that Seller's liability under this Section 10(a) shall in no
-------  -------
event exceed the Escrowed Amount and shall be satisfied only from the Escrowed Amount on deposit with the Escrow Agent; and provided further, however, that
                                             ----------------  -------
Seller shall not have any liability under this Section 10(a) to the extent the loss, liability, claim, damage or expense arises as a result of any action taken or omitted to be taken by Buyers or any of their affiliates (including, after the Closing, any officers or employees of the Company and the Subsidiaries) after the Closing.

          (b)  Exclusive Remedy.  Buyers acknowledge and agree that, assuming
               -----------------
that the Closing occurs, absent fraud, their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Transactions, the Company and the Subsidiaries and their respective assets, liabilities and business shall be pursuant to the indemnification provisions set forth in this
Section 10. Buyers acknowledge and agree that the sole source of payment for any indemnification claims under Section 10 of this Agreement shall be the Escrowed Amount on deposit pursuant to the terms of the Escrow Agreement and Buyers hereby waive and release the Seller from any and all obligations to make any payment for any indemnification claims under Section 10 from any other source. In furtherance of the foregoing, Buyers hereby waive, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) they, the Company or any Subsidiary may have against Seller and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 10 and in the Escrow Agreement).

          (c)  Indemnification by Buyers.  (i)  Buyers shall, and shall cause
               --------------------------
the Company and the Subsidiaries to, indemnify Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (A) any breach of any representation or warranty of Buyers which survives the Closing contained in this

Agreement or in any certificate delivered pursuant hereto, and (B) any breach of any covenant of Buyers contained in this Agreement.

          (ii) Buyers shall cause the Company and the Subsidiaries to indemnify Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (A) any guarantee or obligation to assure performance given or made by Seller or an affiliate of Seller with respect to any obligation of the Company or any Subsidiary set forth in clause (B) below,
(B) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of the Company or any Subsidiary, including any such obligations or liabilities contained in the Contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of Contracts, or the Benefit Plans set forth in Schedule 4(n) or any plan, fund, program, policy, contract or arrangement described in Section 4(n) but not required to be set forth in
Schedule 4(n) (collectively, the "Plans"), (C) any claim that the purchase and sale of the Acquired Shares or the transactions contemplated thereby give rise to any severance or other benefits under any Plan, (D) any discontinuance, suspension or modification on or after the Closing Date of any Plan, and (E) any Taxes of the Company for any period other than a Pre-Closing Tax Period; provided, however, that nothing in clause (ii) shall limit Buyers' rights of
--------  -------
indemnification hereunder.

          (d)  Losses Net of Insurance, etc.  In determining whether a loss,
               -----------------------------
liability, claim, damage or expense is eligible for indemnification under this
Section 10 and in determining the amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Section 10, the amount of such loss, liability, claim, damage or expense shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

          (e)  Termination of Indemnification.  The obligations to indemnify and
               -------------------------------
hold harmless a party hereto set forth in this Section 10 shall terminate when the applicable representation or warranty terminates pursuant to Section 15;

provided, however, that such obligations to indemnify and hold harmless shall
--------  -------
not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

          (f)  Procedures Relating to Indemnification.  In order for a party
               ---------------------------------------
(the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than a claim with respect to Taxes) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such
                                 --------  -------
notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof, including the opportunity to keep fully informed as to all matters which might affect the amount of any claims for indemnification to be made hereunder, and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

          If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall reimburse the indemnified party for its reasonable out-of-pocket costs of such cooperation. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim; provided, however, that, where the
                                           --------  -------
Seller is the indemnifying party, the indemnified party shall not be required to agree to any such settlement, compromise or discharge if the Company's board of directors shall have determined by resolution that such settlement, compromise or discharge could reasonably expect to have a Material Adverse Effect on the business of the Company or the Subsidiary. Notwithstanding the foregoing, if the Seller is the indemnifying party and recommends a settlement, compromise or discharge that would require or have the effect of requiring the Company or a Subsidiary to modify or amend an existing Government Contract or to otherwise take or omit to take certain actions that would not have a Material Adverse Effect on the Company or such Subsidiary, the indemnified party shall not unreasonably withhold its consent to such settlement, compromise or discharge.

          (g)  Other Claims.  In the event any indemnified party should have a
               -------------
claim against any indemnifying party under Section 10(a) or 10(b) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party, such notice to state that it is pursuant to this Section 10(g) and that the indemnifying party is
required to respond within 20 business days of such notice.   The failure by any
indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 10(a) or 10(b), except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 20 business days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 10(a) or 10(b), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 10(a) or 10(b) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, other than any claim relating to Taxes under Section 10(h) hereunder, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (h)  Procedures Relating to Indemnification of Tax Claims.  Each party
               -----------------------------------------------------
entitled to an indemnity payment with respect to Taxes pursuant to the provisions of Section 10 herein (a "Tax Indemnified Party") agrees to give written notice to the indemnifying party (the "Tax Indemnitor") of the receipt of any written notice by the Tax Indemnified Party or an affiliate of such Tax Indemnified Party (including, in the case where any Buyer is the Tax Indemnified Party, the Company or its affiliates) which involves the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought within 10 days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such claim, demand, action or proceeding, and the Tax Indemnified Party shall give the Tax Indemnitor such information with respect thereto as the Tax Indemnitor may reasonably request. The Tax Indemnitor may discharge, at any time, its indemnity obligations by paying the Tax Indemnified Party the amount of the applicable loss, calculated on the date of such payment. The Tax Indemnitor may, at its own expense, participate in and, upon notice to the Tax Indemnified Party, assume control of the defense of any such claim, demand, suit, action or proceeding (including any Tax audit). If the Tax Indemnitor elects to assume control of the defense, the Tax Indemnitor shall have sole control over the conduct of the defense, including the decision whether to settle, litigate, or pay and sue for a refund, but the Tax Indemnified Party shall be permitted to participate in any such action and shall be kept fully informed about the progress of any such action; provided, however, that, the Tax Indemnitor shall not admit any liability with
--------  -------
respect to or settle such claim, demand, action or proceeding without the Tax Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. Whether or not the Tax Indemnitor chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

          (i)  Mitigation.  Buyers and Seller shall cooperate with each other
               -----------
with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided that such
           --------
party shall not be required to make such efforts if they would be detrimental in any material respect to such party.

          11.  Tax Matters.  All transfer, documentary, sales, use, registration
               ------------
and other such Taxes due pursuant to the laws of the United States or any Governmental Entity within the United States (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (other than stock transfer Taxes) shall be paid by the Company, and the Company, Seller and Buyers shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

          12.  Assignment.  This Agreement and the rights and obligations
               -----------
hereunder shall not be assignable or transferable by Buyers or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyers or Seller) without the prior written consent of the other party hereto; provided, however, that Buyers may assign their rights to purchase
              --------  -------
the Acquired Shares hereunder to a wholly-owned subsidiary of Buyers without the prior written consent of Seller and upon the Closing, Buyers may assign as collateral their rights to receive payment under Section 10 hereunder and the Escrow Agreement to the Lender without the previous written consent of the Seller; provided, further, that no such assignment shall limit or affect the
        --------  -------
assignor's obligations hereunder. Any attempted assignment in violation of this
Section 12 shall be void.

          13.  No Third-Party Beneficiaries.  Except as provided in Sections 7
               -----------------------------
and 10, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          14.  Termination.  (a)  Anything contained herein to the contrary
               ------------
notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (i) by mutual written consent of Seller and Buyers;

          (ii) by Seller if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (iii) by Buyers if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyers; or

          (iv) by either party hereto, if the Closing does not occur on or prior to July 31, 1996;

provided, however, that the party seeking termination pursuant to clause (ii),
--------  -------
(iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b)  In the event of termination by Seller or Buyers pursuant to this
Section 14, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Buyers shall return all documents and other material received from Seller or the Company or any Subsidiary relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller;

          (ii) all confidential information received by Buyers with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force or effect, except for the provisions of (i)
Section 7(a) relating to the obligation of Buyers to keep confidential certain information and data obtained by them, (ii) Section 16 relating to certain expenses, (iii) Section 17 relating to attorney fees and expenses, (iv) Section 8(c) relating to publicity, (v) Section 23 relating to finder's fees and broker's fees and (vi) this Section 14. Nothing in this Section 14 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          15.  Survival of Representations.  The representations and warranties
               ----------------------------
in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Sections 10(a) and (b) and the representations and warranties in Sections 4(b), (f), (i), (j), (l), (m), (n),
(o), (q), (r), (s) and (u) shall terminate at the close of business 60 days after the delivery of the opinion with respect to the annual audit by the Company's independent auditors of the financial statements of the Company for the fiscal year ended March 31, 1997, but in no event later than August 31, 1997; provided, however, the representations and warranties in Sections 4(a),
      --------  -------
(c), (d), (e), (g), (k), (p) and (t) will terminate on June 30, 1998, and the representations and warranties in Section (h) will terminate after the applicable periods of limitations have expired.

          16.  Expenses.  Whether or not the transactions contemplated hereby
               ---------
are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, if the Transactions are consummated, the
                   --------  -------
Company shall (i) pay all costs and expenses related to the Borrowings, (ii) pay all costs and expenses related to the services provided by Venable, Baetjer, Howard & Civiletti, Arthur Andersen & Co. and Houlihan Lokey Howard and Zukin,
(iii) pay the Buyers a transaction fee of $790,000, and (iv) reimburse the Seller for expenses in the amount of $210,000 related to the Transactions.

          17.  Attorney Fees.  A party in breach of this Agreement shall, on
               --------------
demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          18.  Amendments.  No amendment, modification or waiver in respect of
               -----------
this Agreement shall be effective unless it shall be in writing and signed by Seller and Centre Management.

          19.  Notices.  All notices or other communications required or
               --------
permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by confirmed fax and sent, postage prepaid, by certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, confirmed faxed, or if mailed, ten days after mailing (three business days in the case of express mail or overnight courier service), as follows:

          (i) if to Buyers or Centre Management,

              Centre Capital Investors II, L.P.
              c/o Centre Partners Management LLC
              30 Rockefeller Plaza
              New York, New York 10020
              Facsimile No.:  212-332-5801
              Attention:  Jonathan Kagan

    with a copy to:

              Sidley & Austin
              875 Third Avenue
              New York, New York 10022
              Facsimile No.:  212-906-2021
              Attention:  James G. Archer; and

         (ii) if to Seller,

              Firearms Training Systems International N.V.
              c/o Holland Intertrust (Antilles) N.V.
              Landhuis Joonchi
              Kaya Richard J. Beaujon z/n
              P.O. Box 837
              Curacao, Netherlands Antilles
              Facsimile No.:  011-599-9-366-161
              Attention:  Gregory Elias, Director

    with a copy to:

              Cravath, Swaine & Moore
              33 King William Street
              London EC4R 9DU

              England
              Fascimile No.:  011-44-171-860-1150
              Attention:  Sarah C. Murphy

          20.  Interpretation; Exhibits and Schedules; Certain Definitions.  (a)
               ------------------------------------------------------------
The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Any matter expressly set forth in any provision, subprovision, section or subsection of the Disclosure Schedule hereto shall be deemed set forth for all purposes of the Disclosure Schedule to the extent relevant. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

           (b)  For all purposes hereof:

           (i) "including" means including, without limitation;

          (ii) "knowledge of Seller" means the knowledge after reasonable inquiry of, Jody Scheckter, Clare Fawkes, Bob Mecredy, Bob Terry, David Apseloff, Greg Echols, and/or Juan de Ledebur.

          (iii) "knowledge of Buyers" means the knowledge after reasonable inquiry of Jonathan H. Kagan, Scott Perekslis and Paul J. Zepf; and

          (iv) "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          21.  Counterparts.  This Agreement may be executed in one or more
               -------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          22.  Entire Agreement.  This Agreement, the Escrow Agreement, the
               -----------------
Stockholders Agreement and the

Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Escrow Agreement, the Stockholders Agreement or in the Confidentiality Agreement.

          23.  Fees.  Each party hereto hereby represents and warrants that no
               -----
brokers or finders have acted for such party in connection with this Agreement or the transactions contemplated hereby or may be entitled to any brokerage fee, finder's fee or commission in respect thereof except Lazard Freres & Co. LLC on behalf of Seller.

          24.  Severability.  If any provision of this Agreement (or any portion
               -------------
thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          25.  Governing Law.  This Agreement shall be governed by and construed
               --------------
in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          26.  Consent to Jurisdiction and Service of Process.  Any action, suit
               ----------------------------------------------
or claim arising out of or relating to this Agreement, or the Transactions shall be instituted in any federal court of the State of New York or in any state court located in the State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. The Seller will appoint CT

Corporation, located at 1633 Broadway, New York, NY 10019, as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such action, suit or proceeding against the Seller. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on the Agent with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                            FIREARMS TRAINING SYSTEMS INTERNATIONAL N.V.,

                              by /s/ Jody Scheckter
                                --------------------------
                                Name:  Jody Scheckter
                                Title: Director



                            FIREARMS TRAINING SYSTEMS, INC.

                              by /s/ Clare Fawkes
                                ---------------------------
                                Name:  Clare Fawkes
                                Title: Secretary

                            CENTRE CAPITAL INVESTORS II, L.P.,

                            CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                            CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

                              by Centre Partners II, L.P. as general partner of
                                 such partnerships

                              by Centre Partners Management
                                 LLC, attorney-in-fact

                              by /s/ Jonathan H. Kagan
                                ---------------------------
                                   Jonathan H. Kagan
                                   Managing Director


                            CENTRE PARTNERS COINVESTMENT, L.P.

                            CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.

                              by  Centre Partners II, LLC, as general partner

                              by /s/ Jonathan H. Kagan
                                ----------------------------
                                  Jonathan H. Kagan
                                  Managing Director

                            STATE BOARD OF ADMINISTRATION OF FLORIDA


                              by Centre Parallel Management Partners, L.P., as
                                 manager

                              by Centre Partners Management LLC, attorney-in-
                                 fact

                              by /s/ Jonathan H. Kagan
                                ----------------------------
                                   Jonathan H. Kagan
                                   Managing Director

                            CENTRE PARTNERS MANAGEMENT LLC

                              by /s/ Jonathan H. Kagan
                                ----------------------------
                                   Jonathan H. Kagan
                                   Managing Director

                                   Exhibit A


                                           Number of         Percentage of*
                                            Shares*        Aggregate Acquired
          Buyer Entity                  to be Purchased           Shares
          ------------                  ---------------    ------------------
Centre Capital Investors II, L.P.           225,412              33.5%

Centre Partners Coinvestment, L.P.           34,180               5.1%

Centre Parallel Management Partners,          3,484               0.5%
 L.P.

Centre Capital Offshore                      34,839               5.2%
 Investors II, L.P.

Centre Capital Tax-exempt Investors          29,787               4.4%
 II, L.P.

State Board of Administration of            344,903              51.3%
 Florida


______________________

   * Centre Partners Management LLC, as manager, may reallocate the percentage of aggregate acquired shares and the number of shares to be purchased among the Buyers and their affiliates.